                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       WISCONSIN POWER AND LIGHT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       WISCONSIN POWER AND LIGHT COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                     [Logo]

  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                            Madison, WI, 53701-0192
                             Phone: (608) 252-3311

                                 March 27, 1995

TO THE OWNERS OF WISCONSIN POWER AND LIGHT COMPANY:

     We extend a cordial invitation to you to join us at the 1995 Annual Meeting of Shareowners of Wisconsin Power and Light Company (the Company). The meeting will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on May 17, 1995, at 10:00 a.m., immediately preceding the Annual Meeting of Shareowners of WPL Holdings, Inc. To help with directions, a map showing the location of the meeting site is provided on the last page of this document. Parking will be available at no cost. If you plan to join us for the meeting, please indicate the names of the individuals who will be attending on the enclosed proxy card reservation form.

     The enclosed Notice of Annual Meeting and Proxy Statement sets forth the items to be considered at the meeting. A lunch will be served following the meeting.

     The Company is a subsidiary of WPL Holdings, Inc. (WPLH) and the Company's preferred stock is the only class of its stock outstanding in the hands of the public. WPLH owns all of the Company's common stock. The Company and WPLH will be holding separate shareowner meetings. If you are a shareowner of both WPLH and the Company, you will receive two Notices of Annual Meeting and Proxy Statements, one for each company. Shareowners of both companies will also receive two proxy cards, one for each company. If you are a shareowner of both companies, you will have to return both proxy cards to vote all your shares.

     PLEASE NOTE THAT THE 1994 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT.

     It is important to your interests, and also is helpful to the directors of the Company, that all shareowners participate in the affairs of the Company, regardless of the number of shares owned. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the postage paid envelope provided for that purpose. You may, of course, still vote your shares in person at the meeting even if you have previously returned your proxy.

     Your participation in person or by proxy is very important.

                                          Sincerely,

                                          [Sig.]

                                          ERROLL B. DAVIS, JR.
                                          President and Chief Executive Officer

                      WISCONSIN POWER AND LIGHT COMPANY

                        ANNUAL MEETING OF SHAREOWNERS

                            DATE: MAY 17, 1995
                            TIME: 10:00 a.m.
                            LOCATION: Exhibition Hall
                                      Dane County Expo Center
                                      Madison, Wisconsin
                                      (See map printed on last
                                      page of this document.)



                        SHAREOWNER INFORMATION NUMBERS

                   LOCAL CALLS (MADISON AREA).....252-3110

                   TOLL FREE NUMBER..........1-800-356-5343

                                     [LOGO]

  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                            Madison, WI, 53701-0192
                             Phone: (608) 252-3311

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                            10:00 A.M., MAY 17, 1995

     The Annual Meeting of Shareowners of Wisconsin Power and Light Company (the Company) will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on May 17, 1995, at 10:00 a.m., local time, for the following purposes:

     (1) To elect a total of four directors for terms expiring at the 1998 Annual Meeting of Shareowners.

     (2) To appoint Arthur Andersen LLP as independent auditors for the calendar year 1995.

     (3) To consider and act upon any other business that may properly come before the meeting.

     The Board of Directors of the Company presently knows of no other business to come before the meeting.

     Only the sole common shareowner, WPL Holdings, Inc., and preferred shareowners of record on the books of the Company at the close of business on March 21, 1995, are entitled to vote at the meeting. All such shareowners are requested to be present at the meeting in person or by proxy.

     PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY. YOUR PROXY COVERS ALL OF YOUR SHARES OF THE VARIOUS SERIES OF PREFERRED STOCK OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THE REGISTRATION DESK AND VOTE IN PERSON. ALL SHAREOWNERS ARE URGED TO RETURN THEIR PROXY PROMPTLY.

     THE 1994 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT. THE PROXY STATEMENT AND ANNUAL REPORT HAVE BEEN COMBINED INTO A SINGLE DOCUMENT TO IMPROVE THE EFFECTIVENESS OF OUR FINANCIAL COMMUNICATION AND TO REDUCE COST, ALTHOUGH THE ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY STATEMENT.

     For information purposes only, you will receive under separate cover a copy of the WPL Holdings, Inc. 1994 Annual Report to shareowners. That document is sent to you in order that shareowners of the Company may keep up-to-date on activities of WPL Holdings, Inc. However, the WPL Holdings, Inc. Annual Report is not intended to be used in conjunction with the solicitation of proxies with respect to the Company.

                                          By Order of the Board of Directors,

                                          [Sig.]

                                          EDWARD M. GLEASON
                                          Corporate Secretary

March 27, 1995

                                     [Logo]

  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                            Madison, WI, 53701-0192
                             Phone: (608) 252-3311

                                 MARCH 27, 1995

                          PROXY STATEMENT RELATING TO
                       1995 ANNUAL MEETING OF SHAREOWNERS

     The purposes of the meeting are set forth in the accompanying notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about March 27, 1995, certain of the officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

     The Company is a subsidiary of WPL Holdings, Inc. (WPLH), which owns all of the Company's outstanding common stock.

     The Company will furnish without charge to each shareowner, who is entitled to vote at the meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (not including exhibits thereto), as filed pursuant to the Securities Exchange Act of 1934. Written requests for the Form 10-K should be mailed to the Corporate Secretary at the address stated above.

                                 PROPOSAL # 1:
                             ELECTION OF DIRECTORS

     Four directors are to be elected at the meeting. L. David Carley, Donald R. Haldeman, Arnold M. Nemirow, and Judith D. Pyle are nominees to hold office for terms expiring at the 1998 Annual Meeting of Shareowners of the Company or until successors have been duly elected and qualified.

     Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present), with all shares of Company common stock and preferred stock voting together as one class. Consequently, any shares not voted at the meeting, whether due to abstentions, broker nonvotes or otherwise, will have no impact on the election of directors. A vote shown as withheld on a returned proxy card will be treated as an abstention. WPLH, which owns all of the outstanding shares of the Company's common stock, intends to vote all of its shares "FOR" the Board nominees, thereby assuring the election of such nominees. The proxies solicited may also be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve or for good reason will not serve, a contingency not now anticipated.

     Brief biographies of director nominees and continuing directors follow. These biographies include their age (as of March 15, 1995), an account of their business experience, and the names of publicly-held and certain other corporations of which they are also directors, as well as other information relating to their activities. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present principal occupation for at least the past five years.

                                    Nominees

L. DAVID CARLEY

----------------------
                       Principal Occupation: Consultant to institutions and
                         associations in higher education and health delivery; financial advisor to small businesses.

                       Age: 66

       (Photo)
                       Served as director from: 1975 to 1977 and since 1983

                       Annual Meeting at which nominated term of office will expire: 1998
----------------------
Other Information: Mr. Carley is a trustee of the Kennedy Presidential Library, and is a former trustee of Kalamazoo College. He is a past member of the Board of Regents of the University of Wisconsin System, is a past President of the National Association of Public Television Stations, and is a past President of the Medical College of Wisconsin. Mr. Carley has been a member of the Board of WPLH since February 1994.

DONALD R. HALDEMAN

----------------------
                       Principal Occupation: Executive Vice President and Chief
                         Executive Officer, Rural Insurance Companies (a mutual group), Madison, Wisconsin.

                       Age: 58

     (Photo)
                       Served as director since: July 1985

                       Annual Meeting at which nominated term of office will expire: 1998
----------------------
Other Information: Mr. Haldeman is a director of Competitive Wisconsin, Inc., and a member of the Board and Chairman of the Natural Resources Foundation of Wisconsin, Inc. He has served as a member of the Board of WPLH since February 1994, and is also a member of the Board of Visitors for the University of Wisconsin-Madison School of Veterinary Medicine.

ARNOLD M. NEMIROW

----------------------
                       Principal Occupation: President and Chief Executive
                         Officer, Bowater, Inc. (a pulp and paper manufacturer), Greenville, South Carolina.

                       Age: 51
       (Photo)
                       Served as director since: February 1994

                       Annual Meeting at which nominated term of office will expire: 1998
----------------------

Other Information: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc. in July 1994. Mr. Nemirow has served as a director of WPLH since February 1991. He is a member of the New York Bar.

JUDITH D. PYLE

----------------------
                       Principal Occupation: Vice Chair and Senior Vice
                         President of Corporate Marketing of Rayovac
                         Corporation (a battery and lighting products manufacturer), Madison, Wisconsin.
       (Photo)
                       Age: 51
                       Served as a director since: February 1994

                       Annual Meeting at which nominated term of office will expire: 1998
----------------------

Other Information: Ms. Pyle has served as a director of WPLH since May 1992. She is also a director of Rayovac Corporation, Firstar Corporation, Oshkosh B'Gosh, and H. C. Prange Company. She is a member of the Board of Visitors at the University of Wisconsin School of Business and the School of Family Resources and Consumer Sciences. In addition, Ms. Pyle is a member of the Board of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Wisconsin Taxpayers Alliance, and is a trustee of the White House Endowment Fund.

     THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                              Continuing Directors

LES ASPIN

----------------------
                       Principal Occupation: Chairman, President's Foreign Intelligence Advisory
                         Board, Washington, DC, and Distinguished Professor for
                       International Policy,
                         Marquette University, Milwaukee, Wisconsin.
       (Photo)
                       Age: 56
                       Served as director since: February 1994

                       Annual Meeting at which current term of office will expire: 1997
----------------------

Other Information: Mr. Aspin has served as Chairman of the President's Foreign Intelligence Advisory Board, Washington, DC, since May 1994 and as Distinguished Professor for International Policy at Marquette University, Milwaukee, Wisconsin since May 1994. Mr. Aspin served as Secretary of Defense under President Clinton from January 1993 to February 1994. Prior to becoming Secretary of Defense, Mr. Aspin was a member of the U. S. House of Representatives from 1970 to 1993, and served as Chairman of the House Armed Services Committee from 1985 to 1993. Mr. Aspin is also founder of the Wisconsin Procurement Institute, a not-for-profit organization which assists small businesses in developing business relationships with the Federal Government. Mr. Aspin has been a director of WPLH since February 1994.

ERROLL B. DAVIS, JR.

----------------------
                       Principal Occupation: President and Chief Executive Officer of the Company;
                         President and Chief Executive Officer of WPL Holdings,
                       Inc.; Chairman of
                         the Board of Heartland Development Corporation.
       (Photo)
                       Age: 50
                       Served as director since: April 1984

                       Annual Meeting at which current term of office will expire: 1997
----------------------

Other Information: Mr. Davis was elected President of the Company in July 1987, and was elected to his current position with the Company in August 1988. Mr. Davis joined the Company in August 1978. Mr. Davis was elected President of WPLH in January 1990, and was elected President and Chief Executive Officer of WPLH effective July 1, 1990, and has served on the Board of Directors of WPLH since May 1982. Mr. Davis was elected Chairman of the Board of Heartland Development Corporation, a subsidiary of WPLH, effective July 1, 1990. He is a director of the American Gas Association; Amoco Oil Company; Competitive Wisconsin, Inc.; Electric Power Research Institute; PPG Industries, Inc.; Sentry Insurance Company; and the Wisconsin Utilities Association. Mr. Davis is also a director and Chairman of the Wisconsin Association of Manufacturers and Commerce.

ROCKNE G. FLOWERS

----------------------
                       Principal Occupation: President and Director of Nelson
                         Industries, Inc. (a muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm), Stoughton, Wisconsin.
     (Photo)
                       Age: 63
                       Served as director since: February 1994

                       Annual Meeting at which current term of office will expire: 1996
----------------------

Other Information: Mr. Flowers has served as a director of WPLH since April 1981. He is also a director of RMT, Inc., a subsidiary of Heartland Development Corporation; Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Madison Bank; Meriter Health Services, Inc.; Meriter Hospital; and the Wisconsin History Foundation. He is also a member of the University of Wisconsin-Madison School of Business Board of Visitors.

KATHARINE C. LYALL

----------------------
                       Principal Occupation: President, University of Wisconsin
                         System, Madison, Wisconsin.

                       Age: 53
     (Photo)
                       Served as director since: October 1986

                       Annual Meeting at which current term of office will expire: 1996
----------------------

Other Information: Ms. Lyall has served as President since April 1992 and prior thereto served as Executive Vice President of the University of Wisconsin System. Ms. Lyall has been a director of WPLH since February 1994. Ms. Lyall also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; the Association of American Universities (currently serving on the Executive Committee); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a Professor of Economics at the University of Wisconsin-Madison.

MILTON E. NESHEK

----------------------
                       Principal Occupation: President, Chief Executive Officer
                         and Director of the law firm of Godfrey, Neshek, Worth, & Leibsle, S.C., Elkhorn, Wisconsin, and General Counsel, Assistant Secretary and Manager, New Market Development, Kikkoman Foods, Inc. (a food products manufacturer), Walworth, Wisconsin.
       (Photo)
                       Age: 64

                       Served as director since: November 1984
----------------------
                       Annual Meeting at which current term of office will expire: 1997

Other Information: Mr. Neshek has served as a director of WPLH since December 1986. He is also a director of Heartland Properties, Inc. and Capital Square Financial Corporation, both of which are subsidiaries of Heartland Development Corporation; Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (of southeast Wisconsin); and Wisconsin-Chiba, Inc. He is a Fellow in the American College of Probate Counsel. Mr. Neshek is active in the Walworth County Bar Association, the State Bar of Wisconsin, and the American Judicature Society.

HENRY C. PRANGE

----------------------
                       Principal Occupation: Director and Retired Chairman of
                         the Board, H. C. Prange Company (retail stores), Green Bay, Wisconsin.

                       Age: 67
       (Photo)
                       Served as director since: December 1965

                       Annual Meeting at which current term of office will expire: 1996
----------------------

Other Information: Mr. Prange has served as a director of WPLH since December 1986. He is also a director of H. C. Prange Company.

CAROL T. TOUSSAINT

----------------------
                       Principal Occupation: Consultant

                       Age: 65
                       Served as director since: August 1976
       (Photo)
                       Annual Meeting at which current term of office will expire: 1997
----------------------

Other Information: Mrs. Toussaint has served as a director of WPLH since February 1994. Mrs. Toussaint is an independent consultant on board organization, fund development and public relations, working primarily with nonprofit organizations. She is the owner of Vantage Point, a lecture program business, and an Associate of Hayes Briscoe, a fund management consulting firm. She is an active member and past chair of the Utility Women's Conference (a national organization open to women serving as directors or officers of investor-owned electric, gas, water, and telephone companies). She is a past president of the Rotary Club of Madison, and a director of the Evjue Foundation; Madison Civic Center Foundation; Madison Community Foundation; and Wisconsin History Foundation. At the University of Wisconsin-Madison, she serves as a director of the University Research Park, a member of the Board of Visitors of the School of Business, a member of the Alumni Association Cabinet 99, and on the Council on Women's Giving of the Bascom Hill Society of the University Foundation.

                                 PROPOSAL # 2:
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors of the Company recommends the reappointment of Arthur Andersen LLP, independent public accountants, as auditors to examine the financial statements of the Company for 1995. Arthur Andersen LLP served as auditors for the Company in 1994. In tabulating the votes for the reappointment of Arthur Andersen LLP, an abstention has the same effect as a vote against. Beneficially owned shares not voted (broker nonvotes) have no effect on vote tabulations. WPLH intends to vote all of its shares of common stock "FOR" the appointment of Arthur Andersen LLP as the Company's independent auditors for 1995, thereby assuring the appointment of Arthur Andersen LLP.

     A representative of Arthur Andersen LLP will be present at the meeting and will be available to make a statement or to respond to questions, as appropriate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP. SHARES OF STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" SUCH REAPPOINTMENT.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During 1994, the Board of Directors had standing Audit, Compensation and Personnel, and Nominating Committees.

AUDIT COMMITTEE

     Until February 1994, the Audit Committee consisted of all non-management members of the Board and was chaired by K. C. Lyall. Beginning in February 1994, the committee was reconstituted to consist of L. Aspin, L. D. Carley, R. G. Flowers, D. R. Haldeman, H. F. Scheig, and K. C. Lyall (Chair). H. F. Scheig will retire as a director effective on the date of the 1995 Annual Meeting of Shareowners. The committee held two meetings in 1994. The committee recommends to the shareowners the independent auditors to be appointed; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

COMPENSATION AND PERSONNEL COMMITTEE

     Until February 1994, the Compensation and Personnel Committee consisted of all directors who were not and had never been officers, employees, or legal counsel of the Company, and was chaired by C. T. Toussaint. Beginning in February 1994, the committee was reconstituted to consist of A. M. Nemirow, M.
E. Neshek (Chair), H. C. Prange, J. D. Pyle, and C. T. Toussaint. The committee held six meetings in 1994. The committee sets executive compensation policy; reviews the performance of, and approves salaries for, officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

NOMINATING COMMITTEE

     Until February 1994, the Nominating Committee consisted of E. B. Davis, Jr. (Chair), D. E. Haldeman, and C. T. Toussaint. Beginning in February 1994, the committee was reconstituted to consist of L. Aspin, R. G. Flowers, K. C. Lyall,
A. M. Nemirow (Chair), H. C. Prange, and J. D. Pyle. The committee held one meeting in 1994. The committee's responsibilities include making recommendations to the Board of Directors for nominees for election to the Board. In making recommendations of nominees for election to the Board, the Nominating Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the Nominating Committee.

     The Board of Directors held eleven meetings during 1994. The following directors attended fewer than 75% percent of the aggregate number of meetings of the Board and committees of the Board on which such director served: L. Aspin,
J. D. Pyle, and H. F. Scheig.

COMPENSATION OF DIRECTORS

     No fees are paid to directors who are officers of the Company (presently, Mr. Davis). Non-employee directors, each of whom served on the Boards of the Company, WPLH and Heartland Development Corporation, received an annual fee of $32,800 for service on all three boards. Travel expenses are paid for each meeting day attended. All non-employee directors also received a 25 percent Company matching contribution in WPLH common stock for limited optional cash purchases, up to $10,000, of WPLH common stock through the WPLH Dividend Reinvestment and Stock Purchase Plan. Matching contributions of $2,500 each for calendar year 1994 were made for the following directors: L. D. Carley, D. R. Haldeman, K. C. Lyall, H. F. Scheig, and C. T. Toussaint. Mr. Scheig will retire as a director effective on the date of the 1995 Annual Meeting of Shareowners.

     Director's Charitable Award Program -- The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the director benefit package so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company will donate a total of $500,000 to a qualifying charitable organization, or divide such amount between up to four qualifying organizations, selected by the individual director. The individual directors derive no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through the proceeds from life insurance on the directors. The program, over its life, will not result in any material cost to the Company.

     Director's Life Insurance Program -- The Company maintains a split-dollar Director's Life Insurance Program for non-employee directors which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the Life Insurance Program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

                         OWNERSHIP OF VOTING SECURITIES

     The Company has two classes of voting securities outstanding, common stock and preferred stock. WPLH owns 100 percent of the outstanding common stock of the Company. As of January 31, 1995, no shareowner beneficially owned more than five percent of any series of the Company's preferred stock. Listed in the following table are the shares of WPLH common stock owned as of January 31, 1995, by the executive officers listed in the Summary Compensation Table and all of the directors of the Company, as well as the shares owned by directors and officers as a group. No officers or directors in this table own shares of the Company's preferred stock.

                                                                                   SHARES
                                                                                BENEFICIALLY
                              BENEFICIAL OWNER                                    OWNED(1)
-----------------------------------------------------------------------------   ------------
Executives(2)
  William D. Harvey..........................................................       6,241(3)
  Eliot G. Protsch...........................................................       7,037(3)
  A. J. (Nino) Amato.........................................................       1,344(3)
  Norman E. Boys.............................................................       3,715
Director Nominees
  L. David Carley............................................................       2,909
  Donald R. Haldeman.........................................................       2,807
  Arnold M. Nemirow..........................................................       5,903
  Judith D. Pyle.............................................................       3,789
Continuing Directors
  Les Aspin..................................................................         898
  Erroll B. Davis, Jr........................................................       8,153(3)(4)
  Rockne G. Flowers..........................................................       6,758
  Katharine C. Lyall.........................................................       3,545
  Milton E. Neshek...........................................................       9,292
  Henry C. Prange............................................................       7,801(3)
  Carol T. Toussaint.........................................................       7,741
Retiring Director
  Henry F. Scheig............................................................       3,862(5)
All Executives and Directors as a Group
  30 people, including those listed above....................................      99,514

------------
(1) Total shares of WPLH common stock outstanding as of January 31, 1995 were 30,773,588. All individual executives and directors owned beneficially less than one percent of the total outstanding shares. All executives and directors as a group owned beneficially less than one percent of the total outstanding shares.

(2) Stock ownership of Mr. Davis is shown with continuing directors.

(3) Included in the beneficially owned shares shown are the following indirect ownership interests with shared voting and investment powers: Mr. Harvey -- 1,459; Mr. Protsch -- 333; Mr. Amato -- 822; Mr. Davis -- 4,236; and Mr.
    Prange -- 248.

(4) Mr. Davis has been awarded 1.67 shares of restricted Heartland Development Corporation common stock subject to a Restricted Stock Agreement with Heartland Development Corporation and WPLH.

(5) Mr. Scheig will retire effective on the date of the 1995 Annual Meeting of Shareowners.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the total compensation paid by the Company for all services rendered during 1994, 1993, and 1992 to the Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
                                   (DOLLARS)

                                                           ANNUAL COMPENSATION
                                                -----------------------------------------
                                                                           OTHER ANNUAL         ALL OTHER
      NAME & PRINCIPAL POSITION         YEAR    SALARY (1)    BONUS(2)    COMPENSATION(3)    COMPENSATION(4)
-------------------------------------   ----    ----------    --------    ---------------    ---------------
Erroll B. Davis, Jr..................   1994      374,913     112,844          13,163             50,796
President and Chief                     1993      374,190     115,796           8,979             48,715
Executive Officer                       1992      356,783      82,914           9,501             59,474
William D. Harvey....................   1994      193,654      56,080           5,203             22,632
Senior Vice                             1993      168,962      42,104           4,152             24,003
President                               1992      146,876      24,119           4,321             18,807
Eliot G. Protsch.....................   1994      178,600      52,715           3,694             17,245
Senior Vice                             1993      144,748      42,104           2,934             14,122
President                               1992      131,162      23,565           3,163             14,974
A. J. (Nino) Amato...................   1994      152,426      43,009           5,312             16,970
Senior Vice                             1993      140,769      33,240           4,181             17,842
President                               1992      104,577      20,725           4,564             16,275
Norman E. Boys.......................   1994      125,000      33,129           1,757             14,121
Vice President -                        1993      117,696      27,700           1,925             14,042
Power Production                        1992      111,274      18,239           1,753             14,322

------------
(1) Includes vacation days sold back to the Company.

(2) Consists of payments under the Company's Management Incentive Plan, which is a performance-based compensation plan.

(3) Consists of income tax gross-ups for reverse split-dollar life insurance.

(4) All Other Compensation for 1994 consists of: matching contributions to 401(k) plan, Mr. Davis -- $5,623, Mr. Harvey -- $2,905, Mr. Protsch -- $2,171, Mr. Amato -- $2,267, and Mr. Boys -- $1,564; split-dollar life insurance premiums, Mr. Davis -- $30,902, Mr. Harvey -- $13,206, Mr. Protsch -- $10,443, Mr. Amato -- $8,046, and Mr. Boys -- $9,852; reverse split-dollar life insurance premiums, Mr. Davis -- $14,271, Mr. Harvey -- $6,521, Mr. Protsch - $4,631, Mr. Amato -- $6,657 and Mr. Boys -- $2,705.
    The split-dollar and reverse split-dollar insurance premiums are calculated using the "foregone interest" method.

                           AGREEMENTS WITH EXECUTIVES

     During 1994, WPLH, the parent of the Company, entered into employment and severance agreements with certain executive officers of the Company, including Messrs. Davis, Harvey, Protsch, Amato, and Boys. WPLH recognized that, in today's developing competitive marketplace within the energy industry, circumstances may arise in which a change of control of the Company or WPLH may occur, through acquisition or otherwise. This potentiality may cause uncertainty about the continued employment of certain key executives with the Company, without regard to the competence or past contributions of the executives. WPLH recognized further that this uncertainty could result in the loss to the Company and WPLH of valuable services of one or more of the key executives, particularly during a period where these same executives may be called upon to negotiate on behalf of the shareowners. Because of the intimate knowledge of the business and the affairs of the Company which these executives possess, such loss could be to the detriment of the Company and WPLH. To provide the Company, WPLH and key executives reasonable security against changes in the relationship of the executives with the Company and WPLH in the event of a change in control, WPLH entered into the employment and severance agreements. The agreements provide that each executive officer covered by the agreements is entitled to benefits if, within five years after a change in control of WPLH (as defined in the agreements), the officer's employment is ended through (i) termination, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer due to a breach of the agreement by WPLH or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are: (i) a cash termination payment of one, two or three times (depending on which executive officer is involved) the sum of the executive officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an excess payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments as defined in the Code, or which WPLH may pay without loss of deduction under the Code.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

     Salaried employees (including officers) of the Company are eligible to participate in the Company's Retirement Plan. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1994. Contributions to the plan are determined actuarially, computed on a single-life, annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to salary reported in the foregoing Summary Compensation Table. Retirement plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 15 years; William D. Harvey, 7 years; Eliot G. Protsch, 15 years; A. J. (Nino) Amato, 8 years; and N. E. Boys, 20 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the

Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                             RETIREMENT PLAN TABLE

  AVERAGE                                          ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN*
   ANNUAL                                ------------------------------------------------------------------
COMPENSATION                                5         10          15          20          25          30
------------                             -------    -------    --------    --------    --------    --------
 $125,000.............................   $10,259    $20,519    $ 30,778    $ 41,037    $ 51,297    $ 61,556
  150,000.............................    12,551     25,102      37,653      50,204      62,755      75,306
  200,000.............................    17,134     34,269      51,403      68,537      85,672     102,806
  250,000.............................    21,718     43,435      65,153      86,871     108,588     130,306
  300,000.............................    26,301     52,602      78,903     105,204     131,505     157,806
  350,000.............................    30,884     61,769      92,653     123,537     154,422     185,306
  400,000.............................    35,468     70,935     106,403     141,871     177,338     212,806
  450,000.............................    40,051     80,102     120,153     160,204     200,255     240,306
  475,000.............................    42,343     84,685     127,028     169,371     211,713     254,056

------------
* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $118,800 for 1994 and $120,000 for 1995) under the Internal Revenue Code. Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.

     Unfunded Supplemental Retirement Plan -- The Company maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the title of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits.

     Unfunded Executive Tenure Plan -- The Company maintains an Unfunded Executive Tenure Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). Participants in the plan must be designated by the Chief Executive Officer and approved by the Board. Mr. Davis was the only active participant in the plan as of December 31, 1994. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $104,500 would be payable to Mr. Davis upon retirement, assuming he continues in the Company's service until retirement at the same salary as was in effect on December 31, 1994.

               REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

     TO OUR SHAREOWNERS: The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is comprised of five independent, nonemployee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, Hewitt Associates, an independent consultant, is engaged to provide assistance in the development of comprehensive executive compensation policies.

     The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

     - Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

     - Base salary levels should be targeted at the median level paid to executives of companies in their respective industry(ies).

     - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company and individual performance goals.

COMPONENTS OF COMPENSATION

     The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of similar companies in the utility industry. Utility executives' pay is compared to that of executives at utilities with similar operations in both the Midwest and national markets, as well as to utilities with similar revenue levels, market capitalizations, employment levels, and total shareowner returns.

     The Committee has reviewed overall compensation levels and compared them to the benchmarks established. It has been determined that total executive compensation, including that for Mr. Davis, is in line with the median of the comparison group of companies.

     The current elements of the Company's executive compensation program are base salary and short-term (annual) incentives. These elements are addressed separately below. In addition, as discussed under the Long-Term Incentive section below, the Committee believes long-term (equity) incentives are crucial for linking executive compensation to the Company's business strategy and the creation of shareowner value. In this regard, a long-term incentive plan is proposed for implementation in 1995. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

BASE SALARIES

     The Committee annually reviews each executive's base salary. Base salaries are targeted at the median of the utility industry's market rate. Base salaries are adjusted by the Committee to recognize changes in market rate, varying levels of responsibility, prior experience, breadth of knowledge as well as internal equity issues. Increases to base salaries are driven primarily by market rate adjustments. In 1994, executives did not receive an across-the-board salary adjustment. Certain executives received base salary increases in recognition of increased management responsibilities. Mr. Davis did not receive a base salary increase in 1994. Greater emphasis was placed on the opportunity for executives to increase their earnings through the Management Incentive Plan by exceeding specific strategic goals. Future base pay adjustments will be more closely tied to median market rate changes and will minimize across-the-board increases. During 1994, all executive salaries were reviewed for median market rate comparability utilizing utility industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1995. All salaried positions will be benchmarked to median market rates during 1995. Market rates will be reviewed annually.

SHORT-TERM INCENTIVES

     The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. Short-term incentive program performance weighting, targeted and maximum award levels, and performance goals are reviewed and approved annually by the Committee. A description of the short-term incentive programs available to executive officers follows.

     Wisconsin Power and Light Company Management Incentive Plan -- The Management Incentive Plan (MIP) for the Company covers utility executives, including Mr. Davis' utility responsibilities. The Plan in 1994 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense reductions, capital spending reductions, operational efficiency, electric conservation goals, and achievement of electric service reliability standards. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. For the 1994 Plan year, all MIP performance category targets were exceeded except for electric service reliability and electric conservation goals. The Plan awarded 70 percent of its allowable maximum for 1994. Potential MIP awards for executives, other than Mr. Davis, range from 0 to 40 percent of annual salary. Awards for 1994 made to top executives are shown in the Summary Compensation Table.

     The 1994 MIP award range for Mr. Davis was 0 to 50 percent of his annual utility-based salary. For 1994 performance, Mr. Davis' annual bonus payment represented 31 percent of his base salary, as reflected in the Summary Compensation Table. Under this Plan, Mr. Davis was awarded $128,232 solely in connection with 1994 performance, as discussed above. The Plan does not allow for discretion in bonus determinations. Mr. Davis' award range is in line with the median of the same combined utility and general industry comparison group used for base salary comparisons.

LONG-TERM INCENTIVES

     The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management interests. In this regard, in 1994 the Board of Directors of WPLH, the Company's parent, recommended and the shareowners adopted a Long-Term Equity Incentive Plan in which executives of the Company are eligible to participate. The Plan allows for grants of stock options, restricted stock, and performance units/shares with respect to WPLH common stock. The Committee believes this Plan will balance the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company. Further, the Plan can be used to better align the interests of Company employees with the interests of WPLH as a whole by encouraging Company programs to encompass a component of total WPLH performance through equity ownership in WPLH. The initial awards under the Plan will be made in 1995.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless certain requirements are met. The Committee has carefully considered the impact of this tax code provision. At this time, no executives will earn compensation in excess of the $1 million cap limitations. The Committee, however, will continue to monitor the impact of Section 162(m).

CONCLUSION

     The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for Company executives. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                          COMPENSATION AND PERSONNEL
                                            COMMITTEE
                                          Milton E. Neshek (Chair)
                                          Arnold M. Nemirow
                                          Henry C. Prange
                                          Judith D. Pyle
                                          Carol T. Toussaint

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's directors, its executive officers, and certain other officers are required to report their ownership of WPLH common stock and Company Preferred Stock and any changes in that ownership to the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Other than as indicated below, all required filings in 1994 were properly made in a timely fashion. Mr. James
R. Underkofler, a Director of the Company who retired effective as of the 1994 Annual Meeting of Shareowners, failed to file on a timely basis one report relating to the acquisition in 1993 by his IRA of 451 shares of common stock of WPLH, and failed to file on a timely basis two reports during 1994 relating to the acquisition by his IRA of 275 shares and the sale by his IRA of 654 shares of common stock of WPLH.

     In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

                                    GENERAL

     Voting. The outstanding voting securities of the Company on the record date stated below consisted of 13,236,601 shares of common stock (all of which are held by WPLH) and 1,049,225 shares of preferred stock (issued in various series).

     Only shareowners of the Company of record on its books at the close of business on March 21, 1995, are entitled to vote at the meeting. Each such shareowner is entitled to vote on each matter submitted to a vote at the meeting. WPLH, the sole holder of the Company's common stock, has one vote for each share it holds on the record date. Every holder of preferred stock has, for each share of preferred stock held by him or her on the record date, that number of votes (including any fractional vote) determined by dividing the stated value of such shares by 100. Shareowners may vote either in person or by duly authorized proxy. The giving of proxies by shareowners will not affect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it, any time before it is voted, by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session of the meeting, all in accordance with the terms of such proxies.

     Proposals of Shareowners. Under the rules of the SEC, any shareowner proposal intended to be presented at the 1996 Annual Meeting of Shareowners must be received at the principal office of the Company no later than November 28, 1995, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting.

     Other Business. The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          WISCONSIN POWER AND LIGHT COMPANY

                                          [SIG]

                                          ERROLL B. DAVIS, JR.
                                          President and Chief Executive Officer

                                                                      APPENDIX A

                       WISCONSIN POWER AND LIGHT COMPANY

                                 ANNUAL REPORT

                                      CONTENTS                                          PAGE
------------------------------------------------------------------------------------    -----
The Company.........................................................................      A-2
Selected Financial Data.............................................................      A-3
Management's Discussion and Analysis of Financial Condition and Results of
  Operations........................................................................      A-3
Report of Independent Public Accountants............................................     A-12
Consolidated Financial Statements:
  Consolidated Balance Sheets.......................................................     A-13
  Consolidated Statements of Income.................................................     A-15
  Consolidated Statements of Cash Flows.............................................     A-16
  Consolidated Statements of Capitalization.........................................     A-17
  Consolidated Statement of Common Shareowner's Investment..........................     A-18
  Notes to Consolidated Financial Statements........................................     A-19
Shareowner Information..............................................................     A-32
Form 10-K Information...............................................................     A-32
Executive Officers of the Company...................................................     A-32

                       WISCONSIN POWER AND LIGHT COMPANY
                               1994 ANNUAL REPORT

                                  THE COMPANY

     On March 1, 1988, after obtaining shareowner and all the necessary regulatory approvals, Wisconsin Power and Light Company (the "Company" or "WPL") effected a corporate restructuring which included the formation of a holding company, WPL Holdings, Inc. WPL Holdings, Inc. is the parent company of WPL and its utility subsidiaries and of Heartland Development Corporation, the parent corporation for non-regulated businesses.

     WPL, incorporated in Wisconsin on February 21, 1917 as the Eastern Wisconsin Electric Company, is a public utility predominately engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. It also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WPL's customers are located in south and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. WPL does not derive a material portion of its revenues from any one customer.

     WPL owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company ("South Beloit"), a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated on July 23, 1908.

     WPL also owns varying interests in several other subsidiaries and investments which are not material to WPL's operations.

ELECTRIC OPERATIONS

     WPL provides electricity in a service territory of approximately 16,000 square miles in 35 counties in southern and central Wisconsin and four counties in northern Illinois. As of December 31, 1994, the Company provided retail electric service to approximately 371,000 customers in 663 cities, villages and towns, and wholesale service to 27 municipal utilities, one privately owned utility, three rural electric cooperatives and to Wisconsin Public Power, Inc. System, which provides retail service to nine communities.

     WPL owns 20,969 miles of electric transmission and distribution lines and 362 substations located adjacent to the communities served.

     WPL's electric sales are seasonal, to some extent, with the yearly peak normally occurring in the summer months. WPL also experiences a smaller winter peak in December or January.

GAS OPERATIONS

     As of December 31, 1994, WPL provided retail natural gas service to approximately 141,000 customers in 239 cities, villages and towns in 22 counties in southern and central Wisconsin and one county in northern Illinois.

     WPL's gas sales follow a seasonal pattern. There is an annual base load of gas used for heating, cooking, water heating and other purposes, with a large peak occurring during the heating season.

     In 1994, WPL continued to purchase significant volumes of lower cost gas directly from producers and marketers and transported those volumes over its two major pipeline supplier's systems. This replaced higher cost gas historically purchased directly from the major pipeline systems.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL DATA

                                                        1994      1993      1992      1991      1990
                                                       ------    ------    ------    ------    ------
                                                       (IN MILLIONS)
Operating revenues..................................   $  674    $  645    $  601    $  610    $  585
Net income..........................................   $   68    $   60    $   55    $   64    $   61
Total assets (at December 31).......................   $1,585    $1,551    $1,414    $1,250    $1,213
Long-term debt, net (at December 31)................   $  337    $  336    $  336    $  291    $  328

1994 COMPARED WITH 1993

OVERVIEW

     Net income of Wisconsin Power and Light Company ("WPL" or the "Company") increased to $68.2 million in 1994 compared with $60.2 million in 1993. Net income for 1994 was significantly affected by two non-recurring items. These items were the reversal of a coal contract penalty in the 1st quarter and costs associated with early retirement and severance programs, which primarily occurred in the 4th quarter. Both of these items are discussed in the "Other Events" section of Management's Discussion and Analysis. The following breakout presents the recurring aspects of 1994's operations.

                                                                          1994     1993
                                                                          -----    -----
                                                                          (IN MILLIONS)
        Net Income, as reported........................................   $68.2    $60.2
        Less: Increase in Net Income from reversal of coal contract
          penalty......................................................    (5.3)    (--)
        Add: Decrease in Net Income from costs associated with early
          retirement and severance programs............................     8.2      1.1
                                                                          -----    -----
        Net Income before the above non-recurring items................   $71.9    $61.3
                                                                          =====    =====

     The increase in the "Net income before the above non-recurring items" primarily reflects an increase in operating earnings.

ELECTRIC OPERATIONS

                                                                                            REVENUES &
                                                                                           COSTS PER KWH
                                                        KWH'S SOLD, GENERATED             SOLD GENERATED    CUSTOMERS AT END
                        REVENUES AND COSTS                  AND PURCHASED                    & PURCH.            OF YEAR
                        -------------------     %      -----------------------     %      ---------------   -----------------
                          1994       1993     CHANGE      1994         1993      CHANGE    1994     1993     1994      1993
                        --------   --------   ------   ----------   ----------   ------   ------   ------   -------   -------
                          (IN THOUSANDS)                   (IN THOUSANDS)
Residential & farm....  $194,242   $184,176       5%    2,776,895    2,751,363      1%    $ .070   $ .067   325,063   316,870
Industrial............   140,487    132,903       6     3,764,953    3,540,082      6       .037     .038       776       714
Commercial............   101,382     95,977       6     1,688,349    1,629,911      4       .060     .059    43,868    42,884
Wholesale & Class A...    86,400     78,955       9     2,574,121    2,388,131      8       .034     .033        81        39
Other.................     9,236     11,176     -17        54,518       51,073      7       .169     .219     1,477     1,236
                        --------   --------            ----------   ----------            ------   ------   -------   -------
  Total...............   531,747    503,187       6    10,858,836   10,360,560      5     $ .049   $ .049   371,265   361,743
                                                       ==========   ==========             =====    =====   ========  ========
Elec. prod. fuels.....   123,469    123,919       0     9,445,950    9,180,484      3     $ .013   $ .013
                                                       ==========   ==========             =====    =====
Purchased power.......    37,913     28,574      33     1,780,451    1,481,993     20%    $ .021   $ .019
                                                       ==========   ==========   =======   =====    =====
                        --------   --------
Margin................  $370,365   $350,694       6%
                        =========  =========  =======

     WPL's electric margin increased during 1994 compared to 1993. The primary factor was a 3.8 percent retail rate increase effective October 1, 1993. Strong economic conditions in the industrial and commercial customer classes contributed higher sales and customer growth. A colder than normal January and a very warm mid-September offset relatively mild summer conditions in July and August making 1994 a relatively average year in terms of impacts on sales volumes. Electric production fuel costs were reasonably stable for 1994. The volume of purchased power increased as a result of WPL's efforts to conserve coal inventories during a rail strike in the 3rd quarter of 1994. See "Other Events" for details.

GAS OPERATIONS

                                                                                     REVENUES &
                                                                                     COSTS PER
                                                         THERMS SOLD &              THERM SOLD &   CUSTOMERS AT END
                        REVENUES AND COSTS                 PURCHASED                   PURCH.           OF YEAR
                        -------------------     %      -----------------     %      ------------   -----------------
                          1994       1993     CHANGE    1994      1993     CHANGE   1994    1993    1994      1993
                        --------   --------   ------   -------   -------   ------   ----    ----   -------   -------
                          (IN THOUSANDS)                (IN THOUSANDS)
Residential...........  $ 71,555   $ 71,632       0%   119,562   120,005       0%   $.60    $.60   124,938   120,829
Firm..................    41,918     40,748       3     87,487    87,038       1    .48     .47     15,531    15,088
Interruptible.........     8,777     10,685     -22     24,809    27,872     -11    .35     .38        272       261
Transportation........    15,112     14,205       5     85,364    84,877       1    .18     .18        135        85
Other.................       213      --         --      --        --         --    --      --          90     --
                        --------   --------            -------   -------            ----    ----   -------   -------
  Total...............   137,575    137,270       1    317,222   319,792       0    $.43    $.43   140,966   136,263
                                                       ========  ========           ====    ====   ========  ========
                        --------   --------
Purchased gas.........    86,586     90,505      -4    293,547   285,531       4%   $.29    $.32
                                                       ========  ========  =======  ====    ====
                        --------   --------
Margin................  $ 50,989   $ 46,765      10%
                        =========  =========  =======

     Gas margin increased in 1994 from 1993 primarily based on two factors: 1) a
1.4 percent retail rate increase effective October 1, 1993 and, 2) an increase in customers in the higher rate firm service which improved the sales mix. The overall cost of purchased gas declined reflecting WPL's effective use of opportunities on the gas spot market.

OTHER OPERATION

     Other operation expense increased due to the early retirement and severance programs discussed in the "Other Events" section.

MAINTENANCE

     Maintenance expense decreased between years due to variation in the timing and extent of maintenance on its generating facilities between years. Secondarily, a severe storm in the summer of 1993 increased 1993's maintenance expense related to service restoration.

DEPRECIATION AND AMORTIZATION

     Depreciation expense increased, principally reflecting increased property additions and increased decommissioning costs.

OTHER INCOME AND (DEDUCTIONS)

     Other income increased resulting from the reversal of a coal contract penalty discussed later in the "Other Events" section.

INCOME TAXES

     Income taxes increased between years primarily due to higher taxable income.

1993 COMPARED WITH 1992

COMPANY OVERVIEW

     Net income of the Company increased to $60.2 million in 1993 compared with $55.4 million in 1992. The principle factors leading to increased earnings included warmer summer weather and lower electric fuel costs per kWh which yielded higher electric margins. These increases were somewhat offset by increased depreciation expense resulting from additional investment in utility plant and property additions, a change in the mix of gas sales from higher margin sales to lower margin sales, the increase in the federal corporate tax rate from 34 percent to 35 percent and a one-time 4-cent-per-share charge associated with a voluntary separation program for the executive management group.

ELECTRIC OPERATIONS

                                                                                           REVENUES &
                                                                                          COSTS PER KWH
                                                                                              SOLD
                                                        KWH'S SOLD, GENERATED              GENERATED &    CUSTOMERS AT END
                         REVENUES AND COSTS                 AND PURCHASED                    PURCH.            OF YEAR
                         -------------------     %      ----------------------     %      -------------   -----------------
                           1993       1992     CHANGE      1993        1992      CHANGE   1993    1992     1993      1992
                         --------   --------   ------   ----------   ---------   ------   -----   -----   -------   -------
                           (IN THOUSANDS)                   (IN THOUSANDS)
Residential and farm...  $184,176   $171,887      7%     2,751,363   2,614,439      5%    $.067   $.066   316,870   310,702
Industrial.............   132,903    128,467      3      3,540,082   3,377,132      5      .038    .038       714       727
Commercial.............    95,977     91,707      5      1,629,911   1,551,823      5      .059    .059    42,884    42,287
Wholesale & Class A....    78,955     77,485      2      2,388,131   2,208,419      8      .033    .035        39        39
Other..................    11,176      8,189     36         51,073      55,230     -8      .219    .148     1,236       950
                         --------   --------            ----------   ---------            -----   -----   -------   -------
  Total................   503,187    477,735      5     10,360,560   9,807,043      6     $.049   $.049   361,743   354,705
                                                        ==========   =========   =======  =====   =====   ========  ========
Elec. prod. fuels......   123,919    123,440     .4      9,186,134   9,041,317      2     $.014   $.014
                                                        ==========   =========   =======  =====   =====
Purchased power........    28,574     24,427     17      1,481,993   1,124,667     32%    $.019   $.022
                                                        ==========   =========   =======  =====   =====
                         --------   --------
Margin.................  $350,694   $329,868      6%
                         =========  =========  =======

     Electric margin in dollars increased during 1993 compared with 1992 due to increased demand for electricity brought on by warmer summer weather. Residential customers, being the most weather sensitive, experienced the most significant increases. Wisconsin's strong economy kept the commercial and industrial classes growing steadily. These increases were coupled with declining electric production fuel costs per kWh. The decrease in electric production fuel cost per kWh was due to WPL's aggressive pursuit of additional spot coal purchase opportunities as its longer term contracts began to expire. Additionally, a highly competitive rail transportation environment significantly reduced the cost of transporting the coal. Also, lower cost purchased power became available due to excess capacity in the bulk power market.

GAS OPERATIONS

                                                %                            %
                                              CHANGE                       CHANGE
                                              ------   REVENUES & THERMS   ------    COSTS PER
                             REVENUES                                                THERM SOLD    CUSTOMERS AT END
                             AND COSTS                 SOLD & PURCHASED               & PURCH.          OF YEAR
                        -------------------            -----------------            ------------   -----------------
                          1993       1992               1993      1992              1993    1992    1993      1992
                        --------   --------            -------   -------            ----    ----   -------   -------
                          (IN THOUSANDS)                (IN THOUSANDS)
Residential...........  $ 71,632   $ 63,699     12%    120,005   114,131      5%    $.60    $.56   120,829   116,642
Firm..................    40,748     37,154     10      87,038    82,087      6      .47     .45    15,088    14,656
Interruptible.........    10,685      9,554     12      27,872    25,497      9      .38     .37       261       262
Transportation........    14,205      8,674     72      84,877    69,244     23      .18     .13        85       109
Other.................        --        281     --          --     1,923     --       --     .15        --        --
                        --------   --------            -------   -------            ----    ----   -------   -------
  Total...............   137,270    119,362     16     319,792   292,882     10     $.43    $.41   136,263   131,669
                                                       ========  ========  ======   ====    ====   ========  ========
Purchased gas.........    90,505     77,112     18     285,531   260,354     11%    $.32    $.30
                                                       ========  ========  ======   ====    ====
                        --------   --------
Margin................  $ 46,765   $ 42,250     11%
                        =========  =========  =======

     Gas revenues for 1992 were affected by the recognition of a $4.9 million before-tax refund to its natural gas customers resulting from an adjustment in the calculation of the purchased gas adjustment clause.

Without the impact of this revenue adjustment, comparative gas margins would have declined for 1993 compared with 1992.

     The overall increases in gas revenues and purchased gas costs between years resulted primarily from increased volumes procured on behalf of transportation customers. This had the impact of decreasing margins as a percentage of total revenues. A change in the mix of gas sales from higher margin residential sales to lower margin sales also moved margins downward. Offsetting this decline, Wisconsin's strong economy enabled growth in the commercial and industrial classes, and there was also some overall increase in the demand for natural gas due to colder weather.

OTHER OPERATION EXPENSE

     An increase in other operation expense resulted from higher WPL employee benefit expense (see Notes to Consolidated Financial Statements, Note 7). These increases were offset somewhat by decreases in conservation program expenditures and decreases in fees associated with the sale of accounts receivable due to a decline in interest rates. Additionally, cost management efforts have helped control annual inflationary pressures on general and administrative costs.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense increased, principally reflecting increased property additions and the commencement of deferred charge amortizations approved in WPL's rate orders received in December 1992 and October 1993. The most significant amortizations include the amortization related to an acquisition adjustment which resulted from the purchase of transmission facilities and the amortization of costs incurred related to the remediation of former manufactured gas plant sites (see Notes to the Consolidated Financial Statements, Note 11).

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION ("AFUDC")

     Total AFUDC increased in 1993 compared with 1992, reflecting the greater amounts of construction work in progress including the costs associated with WPL's construction of two 86-megawatt combustion-turbine generators.

LIQUIDITY AND CAPITAL RESOURCES

RATES AND REGULATORY MATTERS

     On December 9, 1994, the Public Service Commission of Wisconsin (PSCW) issued rate order UR-109, effective for a two-year period beginning January 1, 1995. The order included the following decisions on WPL's retail rate application as filed on February 4, 1994: 1) electric revenues will be decreased by approximately $12.3 million (2.8 percent) annually, 2) natural gas revenues will be increased by approximately $.7 million (.5 percent) annually, 3) return on common equity will be 11.5 percent versus WPL's previously allowed return on equity of 11.6 percent.

     Further, the PSCW approved certain incentive programs described below:

          1. The electric fuel adjustment mechanism was eliminated. In its absence, WPL will benefit from reductions in fuel cost. Conversely, WPL will be exposed to increases in fuel costs.

          2. The automatic purchased gas adjustment clause was also eliminated. In the future, the fluctuations in the commodity cost of gas above or below a prescribed commodity price index will serve to increase or decrease WPL's margin on gas sales. Fixed demand costs are excluded from the incentive program. Both benefits and exposures are subject to ratepayer sharing provisions, which are capped at $1.1 million.

          3. In order to promote air quality and reliability, there are SO2 emissions and service reliability incentive clauses. Positive incentive available under these clauses is $1.5 million for the SO2 emissions and $.5 million for the service reliability. WPL's earnings are also negatively exposed for equal amounts. Since WPL is allowed to collect all revenues under these programs in advance, up to $4.0 million annually of pre-tax revenue may be collected subject to refund upon final determination of performance under this program.

INDUSTRY OUTLOOK

     The PSCW has recently opened a formal docket initiating an inquiry into the future structure of the electric utility industry in Wisconsin. The goals of Wisconsin utility regulation and the principles to be used in choosing among alternative proposals have been identified. WPL has submitted its preferred structure which, in summary form, calls for open access to transmission and distribution systems and a competitive power generation marketplace. It is not possible at this time to predict the outcome of these proceedings.

FINANCING AND CAPITAL STRUCTURE

     The level of short-term borrowings fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. The Company's operating subsidiaries generally issue short-term debt to provide interim financing of construction and capital expenditures in excess of available internally generated funds. The subsidiaries periodically reduce their outstanding short-term debt through the issuance of long-term debt and through the Company's additional investment in their common equity. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WPL also uses proceeds from the sales of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. The Company also anticipates that short-term debt funds will continue to be available at reasonable costs due to strong ratings by independent utility analysts and rating services. Commercial paper has been rated A-1+ by Standard & Poor's Corp. and P-1 by Moody's Investors Service.

     Bank lines of credit of $70 million at December 31, 1994 are available to support these borrowings.

     The Company's capitalization at December 31, 1994, including the current maturities of long-term debt, variable rate demand bonds and short-term debt, consisted of 52 percent common equity, 6 percent preferred stock and 42 percent long-term debt. The common-equity-to-total-capitalization ratio at December 31, 1994 increased to 52 percent from 51 percent at December 31, 1993.

     The retail rate order effective January 1, 1995, requires WPL to maintain a utility common equity level of 51.93 percent of total utility capitalization during the two-year test year ending December 31, 1996. In addition, the PSCW ordered that it must approve the payment of dividends by WPL that are in excess of the level forecasted for 1995 ($58.1 million), if such dividends would reduce WPL's average common equity ratio below 51.93 percent.

CAPITAL REQUIREMENTS

     WPL is a capital-intensive business and requires large investments in long-lived assets. Therefore, the Company's most significant capital requirements relate to construction expenditures. Estimated capital requirements for the next five years are as follows:

                                                              CAPITAL REQUIREMENTS
                                                 ----------------------------------------------
                                                  1995      1996      1997      1998      1999
                                                 ------    ------    ------    ------    ------
                                                                 (IN MILLIONS)
        Construction expenditures.............   $131.2    $100.4    $132.2    $119.6    $130.6
        Changes in working capital and
          other...............................     (4.6)     (5.5)     67.0      16.3      (3.8)
                                                 ------    ------    ------    ------    ------
        Construction and operating capital....   $126.6    $ 94.9    $199.2    $135.9    $126.8
        Manufactured gas plant site
          remediation expenditures............      2.0       9.2      10.5       9.6        .6
                                                 ------    ------    ------    ------    ------
        Total capital requirements............   $128.6    $104.1    $209.7    $145.5    $127.4
                                                 ======    ======    ======    ======    ======

     Included in the construction expenditure estimates, in addition to the recurring additions and improvements to the distribution and transmission systems, are the following: 1) expenditures for managing and controlling electric line losses and for the electric delivery system that will reduce electric line losses and enhance WPL's interconnection capability with other utilities; 2) expenditures related to environmental compliance issues including the installation of additional emissions monitoring equipment and coal handling equipment; 3) expenditures associated with the construction of an 86-megawatt combustion-turbine generator expected to become operational in 1996.

     The steam generator tubes at the Kewaunee Nuclear Power Plant ("Kewaunee") are susceptible to corrosion characteristics, a condition that has been experienced throughout the nuclear industry. Annual inspections are performed to identify degraded tubes. Degraded tubes are either repaired by sleeving or are removed from service by plugging. The steam generators were designed with an approximately 15 percent heat transfer margin, meaning that full power should be sustainable with the equivalent of 15 percent of the steam generator tubes plugged. Tube plugging and the build-up of deposits on the tubes affect the heat-transfer capability of the steam generators to the point where eventually full-power operation is not possible and there is a gradual decrease in the capacity of the plant. The plant's capacity could be reduced by as much as 20% by the year 2013 when the current operating license expires. Currently, the equivalent of approximately 12 percent of the tubes in the steam generators are plugged. WPL and the joint-owners recently completed studies evaluating the economics of replacing the two steam generators at Kewaunee. The studies resulted in the conclusion that the most prudent course of action is to continue operation of the existing steam generators. WPL and the other joint-owners continue to evaluate appropriate strategies, including replacement, as well as continued operation of the steam generators without replacement. WPL and the joint-owners also continue to fund the development of welded repair technology for steam generator tubes. The plant is expected to be operated until at least 2013. WPL and the joint-owners are also continuing to evaluate and implement initiatives to improve the performance of Kewaunee, which already performs at above-average levels for the industry. These initiatives include conversion from a 12-month to an 18-month fuel cycle and numerous other cost reduction measures. These initiatives have resulted in reductions in Kewaunee operating and maintenance costs since 1991.

CAPITAL RESOURCES

     One of the Company's objectives is to finance construction expenditures through internally generated funds supplemented, when required, by outside financing. With this objective in place, the Company has financed an average of 79 percent of its construction expenditures during the last five years from internal sources. However, during the next five years, the Company expects this percentage to be reduced primarily due to the continuation of major construction expenditures and the maturity of $64 million of WPL first mortgage bonds. External financing sources such as the issuance of long-term debt, common stock and short-term borrowings will be used by the Company to finance the remaining construction expenditure requirements for this period. Current forecasts are that $40.5 million of additional equity and $65 million of long-term debt will be issued over the next three years.

INFLATION

     Under current rate-making methodologies prescribed by the various commissions that regulate WPL, projected or forecasted operating costs, including the impacts of inflation, are incorporated into WPL revenue requirements. Accordingly, the impacts of inflation on WPL are currently mitigated. Although rates will be held flat until at least 1997, management expects that any impact of inflation will be mitigated by customer growth and productivity improvements. Inflationary impacts on the non-regulated businesses are not anticipated to be material to the Company.

OTHER EVENTS

     In November 1989, the PSCW concluded that WPL did not properly administer a coal contract, resulting in an assessment to compensate ratepayers for excess fuel costs having been incurred. As a result, WPL recorded a reserve in 1989 that had an after-tax affect of reducing 1989 net income by $4.9 million. The PSCW decision was found to represent unlawful retroactive rate-making by both the Dane County Circuit Court and the Wisconsin Court of Appeals. The case was then appealed to the Wisconsin Supreme Court.

     In January, 1994, the Wisconsin Supreme Court affirmed the decisions of the Dane County Circuit Court and Wisconsin Court of Appeals. In management's opinion, all avenues for appeal have been exhausted. As a result, WPL reversed the entire reserve and was also allowed to collect interest on amounts of the penalty previously refunded to ratepayers. The reversal of the reserve plus interest had an after-tax affect of increasing net income in 1994 by $5.3 million.

     Given the expectation of increasing competition, WPL has continued to reengineer its processes to implement cost efficiencies in its operations. In connection with these efforts, WPL offered voluntary early retirement programs and voluntary severance programs to affected employees in 1994 and 1993. These programs primarily closed late in the fourth quarter of 1994 and 1993.

     For 1994, in terms of cost, the early retirement programs totalled $9.8 million and the severance programs totalled $3.9 million for a grand total of $13.7 million. For 1993, program costs totalled $1.8 million.

     One of WPL's major coal transporters experienced a labor strike during the third quarter of 1994. During the term of the strike (55 days), WPL's ability to receive coal from its suppliers was impaired, which required WPL to use some of its existing coal reserves and to purchase additional power. On August 29, 1994, President Clinton, acting under the Railway Labor Act, forced a temporary end (the "cooling off period") to the strike by ordering the railroad union employees back to work and establishing a three member Presidential

Emergency Board to draft a recommended settlement. Railroad management and the United Transportation Union have subsequently settled on a contract. As of December 31, 1994, the existing and anticipated financial impact on WPL's operating results was not material.

     WPL cannot precisely forecast the effect of future environmental regulations by federal, state and local authorities upon its generating, transmission and other facilities, or its operations, but has taken steps to anticipate the future while meeting the requirements of current environmental regulations. The Clean Air Act Amendments of 1977 and subsequent amendments to the Clean Air Act, as well as the new laws affecting the handling and disposal of solid and hazardous wastes along with the clean air legislation passed in 1990 by Congress, could affect the siting, construction and operating costs of both present and future generating units.

     Under the Federal Clean Water Act, National Pollutant Discharge Elimination System permits for generating station discharge into water ways are required to be obtained from the Wisconsin Department of Natural Resources. WPL has obtained such permits for all of its generating stations or has filed timely applications for renewals.

     Air quality regulations promulgated by the DNR in accordance with federal standards impose statewide restrictions on the emission of particulates, sulfur dioxide, nitrogen oxides and other air pollutants and require permits from the DNR for the operation of emission sources. WPL currently has the necessary permits to operate its fossil-fueled generating facilities. However, beginning in 1994, new permits were required for all major facilities in Wisconsin. WPL's Columbia Generating facility submitted a permit application on May 1, 1994. The remaining facilities will be addressed in early 1995.

     WPL's compliance strategy for Wisconsin's 1993 sulfur dioxide law and the Federal Clean Air Act Amendments required plant upgrades at its generating facilities. The majority of these projects were completed in 1993 and 1994. WPL has installed continuous emissions monitoring systems at all of its coal fired boilers. No additional costs for compliance with these acid-rain-prevention requirements are anticipated at this time.

     Also see Note 11c in the Notes to the Consolidated Financial Statements for a discussion of WPL's manufactured gas plant sites.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wisconsin Power and Light Company:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of WISCONSIN POWER AND LIGHT COMPANY (a Wisconsin corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, common shareowners' investment and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
February 1, 1995

                       WISCONSIN POWER AND LIGHT COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                           1994          1993
                                                                        ----------    ----------
                                                                             (IN THOUSANDS)
Utility plant:
  Plant in service--
     Electric........................................................   $1,611,351    $1,518,701
     Gas.............................................................      204,514       194,283
     Water...........................................................       22,070        20,437
     Common..........................................................      123,255       106,803
                                                                        ----------    ----------
                                                                         1,961,190     1,840,224
  Dedicated decommissioning funds....................................       51,791        49,803
                                                                        ----------    ----------
                                                                         2,012,981     1,890,027
  Less--Accumulated provision for depreciation.......................      808,853       763,027
                                                                        ----------    ----------
                                                                         1,204,128     1,127,000
  Construction work in progress......................................       42,731        75,732
  Nuclear fuel, net..................................................       19,396        18,000
                                                                        ----------    ----------
  Total utility plant................................................    1,266,255     1,220,732
Other property and equipment, net....................................        9,133           652
                                                                        ----------    ----------
Investments..........................................................       12,228        12,537
                                                                        ----------    ----------
Current assets:
  Cash and equivalents...............................................        2,234         5,930
  Net accounts receivable and unbilled revenue, less allowance for
     doubtful accounts of $209 and $259, respectively................       21,689        30,572
  Accounts receivable from parent for income taxes...................           --         2,117
  Coal, at average cost..............................................       15,824        16,042
  Materials and supplies, at average cost............................       20,835        21,679
  Gas in storage, at average cost....................................        7,975         8,754
  Prepayments and other..............................................       22,310        21,677
                                                                        ----------    ----------
     Total current assets............................................       90,867       106,771
                                                                        ----------    ----------
Deferred charges:
  Regulatory assets..................................................      144,476       148,805
  Other..............................................................       62,165        61,160
                                                                        ----------    ----------
     Total deferred charges..........................................      206,641       209,965
                                                                        ----------    ----------
     TOTAL ASSETS....................................................   $1,585,124    $1,550,657
                                                                         =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                         CAPITALIZATION AND LIABILITIES

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                           1994          1993
                                                                        ----------    ----------
                                                                             (IN THOUSANDS)
Capitalization:
  Common shareowner's investment.....................................   $  544,506    $  522,703
  Preferred stock not mandatorily redeemable.........................       59,963        59,963
  First mortgage bonds, net..........................................      336,538       336,477
                                                                        ----------    ----------
       Total capitalization..........................................      941,007       919,143
                                                                        ----------    ----------
Current liabilities:
  Variable rate demand bonds.........................................       56,975        56,975
  Short-term debt....................................................       50,500        59,000
  Accounts payable and accruals......................................       67,518        72,430
  Accrued payroll and vacation.......................................       12,624        12,092
  Accrued taxes......................................................        7,299           804
  Accrued interest...................................................        7,669         7,695
  Other..............................................................       12,456        16,431
                                                                        ----------    ----------
       Total current liabilities.....................................      215,041       225,427
                                                                        ----------    ----------
Other credits:
  Accumulated deferred income taxes..................................      222,373       210,762
  Accumulated deferred investment tax credits........................       40,758        42,684
  Accrued environmental remediation costs............................       79,280        80,973
  Deferred credits and other.........................................       86,665        71,668
                                                                        ----------    ----------
                                                                           429,076       406,087
                                                                        ----------    ----------
Contingencies (Notes 2 and 11)
       TOTAL CAPITALIZATION AND LIABILITIES..........................   $1,585,124    $1,550,657
                                                                         =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1994        1993        1992
                                                                 --------    --------    --------
                                                                          (IN THOUSANDS)
Operating revenues:
  Electric....................................................   $531,747    $503,187    $477,735
  Gas.........................................................    137,575     137,270     119,362
  Water.......................................................      4,133       3,927       3,722
                                                                 --------    --------    --------
                                                                  673,455     644,384     600,819
Operating expenses:
  Electric production fuels...................................    123,469     123,919     123,440
  Purchased power.............................................     37,913      28,574      24,427
  Purchased gas...............................................     86,586      90,505      77,112
  Other operation.............................................    148,361     139,075     128,992
  Maintenance.................................................     41,227      44,763      45,081
  Depreciation................................................     73,194      61,197      56,416
  Taxes--
     Current federal income...................................     26,727      25,063      21,641
       Deferred income........................................     10,270       5,053       6,270
       Investment tax credit (restored).......................     (1,926)     (1,967)     (2,125)
       Current state income...................................      6,147       6,580       5,160
       Other..................................................     27,100      26,145      26,170
                                                                 --------    --------    --------
                                                                  579,068     548,907     512,584
                                                                 --------    --------    --------
Net operating income..........................................     94,387      95,477      88,235
                                                                 --------    --------    --------
Other income and (deductions):
  Allowance for equity funds used during construction.........      3,009       2,977       2,351
  Other, net..................................................      7,726      (2,188)        299
  Current federal income tax..................................     (1,480)       (519)        274
  Deferred income tax.........................................     (2,029)       (419)        131
                                                                 --------    --------    --------
                                                                    7,226        (149)      3,055
                                                                 --------    --------    --------
Income before interest expense................................    101,613      95,328      91,290
                                                                 --------    --------    --------
Interest expense:
  Interest on bonds...........................................     28,796      28,422      29,254
  Allowance for borrowed funds used during construction.......     (1,029)     (1,053)     (1,329)
  Other.......................................................      2,352       3,854       4,146
                                                                 --------    --------    --------
                                                                   30,119      31,223      32,071
                                                                 --------    --------    --------
Income before preferred dividends.............................     71,494      64,105      59,219
Preferred stock dividends.....................................      3,310       3,928       3,811
                                                                 --------    --------    --------
Net income....................................................   $ 68,184    $ 60,177    $ 55,408
                                                                 ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------
                                                                         1994         1993         1992
                                                                       ---------    ---------    ---------
                                                                                 (IN THOUSANDS)
Cash flows generated from (used for) operating activities:
  Income before preferred stock dividends...........................   $  71,494    $  64,105    $  59,219
  Adjustments to reconcile net income to net cash generated from operating activities:
    Depreciation....................................................      73,194       61,197       56,416
    Deferred income taxes and other.................................      10,270        5,053        6,139
    Investment tax credit restored..................................      (1,926)      (1,967)      (2,125)
    Amortization of nuclear fuel....................................       6,707        7,049        7,961
    Allowance for equity funds used during construction.............      (3,009)      (2,977)      (2,351)
    Other, net......................................................       6,561        7,201          252
  Changes in assets and liabilities:
    Net accounts receivable and unbilled revenue....................      16,335        4,124       (9,162)
    Coal............................................................         218        2,943        2,666
    Materials and supplies..........................................         884           (6)       1,769
    Gas in storage..................................................         779       (4,463)       1,403
    Prepayments and other...........................................        (634)        (383)      (1,895)
    Accounts payable and accruals...................................      (4,912)         640        6,901
    Accrued taxes...................................................      (3,775)        (538)      (1,680)
    Other, net......................................................      14,571       11,222       (9,029)
                                                                       ---------    ---------    ---------
      Net cash generated from operating activities..................     186,757      153,200      116,484
Cash flows generated from (used for) financing activities:
  Common stock cash dividends.......................................     (55,911)     (54,327)     (51,166)
  Issuance of first mortgage bonds..................................          --           --      279,000
  Issuance of preferred stock.......................................          --       29,986           --
  Redemption of preferred stock.....................................          --      (29,986)          --
  Preferred stock issuance expense..................................          --       (1,083)          --
  Preferred stock dividends.........................................      (3,310)      (3,928)      (3,811)
  Net change in short-term debt.....................................      (8,500)       8,000       14,000
  Current bond maturities and sinking fund retirements..............          --         (100)    (239,031)
  Equity contribution from parent...................................       9,649       61,399       10,002
                                                                       ---------    ---------    ---------
      Net cash (used for) generated from financing activities.......     (58,072)       9,961        8,994
Cash flows generated from (used for) investing activities:
  Additions to utility plant, excluding AFUDC.......................    (123,959)    (149,333)    (123,321)
  Allowance for borrowed funds used during construction.............      (1,029)      (1,053)      (1,329)
  Dedicated decommissioning funds...................................      (1,988)      (9,426)      (3,737)
  Other, net........................................................      (5,405)       2,200        1,974
                                                                       ---------    ---------    ---------
    Net cash used for investing activities..........................    (132,381)    (157,612)    (126,413)
Net (decrease) increase in cash and equivalents.....................      (3,696)       5,549         (935)
Cash and equivalents at beginning of year...........................       5,930          381        1,316
                                                                       ---------    ---------    ---------
Cash and equivalents at end of year.................................   $   2,234    $   5,930    $     381
                                                                       ==========   ==========   ==========
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest on debt..............................................   $  30,156    $  32,246    $  32,254
      Income taxes..................................................   $  29,642    $  32,465    $  31,766

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                          ---------------------
                                                                            1994         1993
                                                                          --------     --------
                                                                             (IN THOUSANDS)
Common shareowner's investment:
  Common stock, $5 par value, authorized--18,000,000 shares; issued and
     outstanding--13,236,601 shares....................................   $ 66,183     $ 66,183
  Premium on capital stock.............................................    197,423      187,773
  Capital surplus......................................................      1,747        1,747
  Reinvested earnings..................................................    279,153      267,000
                                                                          --------     --------
       Total common shareowner's investment............................    544,506      522,703
Preferred stock not mandatorily redeemable:
  Cumulative, without par value, $100 stated value, authorized
     3,750,000 shares, maximum aggregate stated value $150,000,000
       4.50% series, 99,970 shares outstanding.........................      9,997        9,997
       4.80% series, 74,912 shares outstanding.........................      7,491        7,491
       4.96% series, 64,979 shares outstanding.........................      6,498        6,498
       4.40% series, 29,957 shares outstanding.........................      2,996        2,996
       4.76% series, 29,947 shares outstanding.........................      2,995        2,995
       6.20% series, 150,000 shares outstanding........................     15,000       15,000
  Cumulative, without par value, $25 stated value, 6.50% series,
     599,460 shares outstanding........................................     14,986       14,986
                                                                          --------     --------
       Total preferred stock...........................................     59,963       59,963
First mortgage bonds:
  Series L, 6.25%, due 1998............................................      8,899        8,899
  1984 Series A, variable rate, due 2014 (5.40% at December 31,
     1994).............................................................      8,500        8,500
  1988 Series A, variable rate, due 2015 (5.80% at December 31,
     1994).............................................................     14,600       14,600
  1990 Series V, 9.3%, due 2025........................................     50,000       50,000
  1991 Series A, variable rate, due 2015 (5.95% at December 31,
     1994).............................................................     16,000       16,000
  1991 Series B, variable rate, due 2005 (5.95% at December 31,
     1994).............................................................     16,000       16,000
  1991 Series C, variable rate, due 2000 (5.95% at December 31,
     1994).............................................................      1,000        1,000
  1991 Series D, variable rate, due 2000 (5.95% at December 31,
     1994).............................................................        875          875
  Series W, 8.6%, due 2027.............................................     90,000       90,000
  Series X, 7.75%, due 2004............................................     62,000       62,000
  Series Y, 7.6%, due 2005.............................................     72,000       72,000
  Series Z, 6.125%, due 1997...........................................     55,000       55,000
                                                                          --------     --------
                                                                           394,874      394,874
Less--
  Variable rate demand bonds...........................................    (56,975)     (56,975)
  Unamortized discount.................................................     (1,361)      (1,422)
                                                                          --------     --------
       Total first mortgage bonds, net.................................    336,538      336,477
                                                                          --------     --------
          TOTAL CAPITALIZATION.........................................   $941,007     $919,143
                                                                          ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

           CONSOLIDATED STATEMENTS OF COMMON SHAREOWNER'S INVESTMENT

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1994        1993        1992
                                                                 --------    --------    --------
                                                                          (IN THOUSANDS)
Common stock:
  Balance at beginning and end of year........................   $ 66,183    $ 66,183    $ 66,183
Premium on capital stock:
  Balance at beginning of year................................    187,774     126,374     116,372
     Equity contribution from parent..........................      9,649      61,399      10,002
                                                                 --------    --------    --------
  Balance at end of year......................................    197,423     187,773     126,374
Capital surplus:
  Balance at beginning and end of year........................      1,747       1,747       1,747
                                                                 --------    --------    --------
Reinvested earnings:
  Balance at beginning of year................................    267,000     262,233     257,991
  Add--Income before preferred dividends......................     71,494      64,105      59,219
  Deduct--
     Cash dividends on preferred stock........................     (3,310)     (3,928)     (3,811)
     Cash dividends to parent on common stock.................    (55,911)    (54,327)    (51,166)
     Preferred stock issuance expense.........................         --      (1,083)         --
     Other....................................................       (120)         --          --
                                                                 --------    --------    --------
  Balance at end of year......................................    279,153     267,000     262,233
TOTAL COMMON SHAREOWNER'S INVESTMENT..........................   $544,506    $522,703    $456,537
                                                                 ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

A.  BUSINESS AND CONSOLIDATION:

     Wisconsin Power and Light Company ("WPL" or the "Company") is a wholly-owned subsidiary of WPL Holdings, Inc. ("WPLH").

     WPL is a public utility predominantly engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. WPL also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WPL's retail customers are located in south and central Wisconsin. WPL's principal consolidated subsidiary is South Beloit Water, Gas and Electric Company. Certain amounts from prior years have been reclassified to conform with the current year presentation.

B.  REGULATION:

     WPL's financial records are maintained in accordance with the uniform system of accounts prescribed by its regulators. The Public Service Commission of Wisconsin ("PSCW") and the Illinois Commerce Commission have jurisdiction over retail rates, which represent approximately 83 percent of electric revenues plus all gas revenues. The Federal Energy Regulatory Commission ("FERC") has jurisdiction over wholesale electric rates representing the balance of electric revenues. Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" provides that rate-regulated public utilities such as WPL record certain costs and credits allowed in the rate-making process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates.

C.  UTILITY PLANT AND OTHER PROPERTY AND EQUIPMENT:

     Utility plant and other property and equipment are recorded at original cost and cost, respectively. Utility plant costs include financing costs that are capitalized through the PSCW-approved allowance for funds used during construction ("AFUDC"). The AFUDC capitalization rates approximate WPL's cost of capital. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated.

     Normal repairs, maintenance and minor items of utility plant and other property and equipment are expensed. Ordinary utility plant retirements, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts, and no gain or loss is recognized. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and deductions.

D.  NUCLEAR FUEL:

     Nuclear fuel is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatthours generated.

E.  REVENUE:

     WPL accrues utility revenues for services provided but not yet billed.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: (CONTINUED)
F.  ELECTRIC PRODUCTION FUELS AND PURCHASED GAS:

     (1) Electric Production Fuels:

          Through 1994, the PSCW retail electric rates provided a range from which actual fuel costs could vary in relation to costs forecasted and used in rates. If actual fuel costs fell outside this range, a hearing could be held to determine if a rate change was necessary, and a rate increase or decrease could result.

          Beginning with WPL's latest rate order UR-109, effective January 1, 1995, the automatic fuel adjustment clause was eliminated. In its absence, WPL will benefit from reductions in fuel cost. Conversely, WPL will be exposed to increases in fuel costs.

          An automatic fuel adjustment clause for the FERC wholesale portion of WPL's electric business operates to increase or decrease monthly rates based on changes in fuel costs.

     (2) Purchased Gas:

          Through 1994, WPL's base gas cost recovery rates permitted the recovery of or refund to all customers for any increases or decreases in the cost of gas purchased from WPL's suppliers through a monthly purchased gas adjustment clause.

          Beginning with UR-109, the monthly purchased gas adjustment clause was also eliminated. In the future, the fluctuations in the commodity cost of gas above or below a prescribed commodity price index will serve to increase or decrease WPL's margin on gas sales. Fixed demand costs are excluded from the incentive program. Both benefits and exposures are subject to ratepayer sharing provisions, which are capped at $1.1 million.

G.  CASH AND EQUIVALENTS:

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these items.

H.  INCOME TAXES:

     Under the terms of an agreement with WPLH, the Company calculates its federal tax provisions and makes payments to WPLH as if it were a separate taxable entity. Beginning in 1993, WPL fully provides deferred income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", to reflect tax effects of reporting book and tax items in different periods.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 2.  PROPERTY:

A.  JOINTLY-OWNED UTILITY PLANTS:

     WPL participates with other Wisconsin utilities in the construction and operation of several jointly-owned utility generating plants. The chart below represents WPL's proportionate share of such plants as reflected in the Consolidated Balance Sheets at December 31, 1994 and 1993:

                                                                            1994                             1993
                                                               -------------------------------  -------------------------------
                             OWNERSHIP                                    ACCUMULATED                      ACCUMULATED
                             INTEREST    INSERVICE   PLANT MW  PLANT IN  PROVISION FOR          PLANT IN  PROVISION FOR
                                 %         DATE      CAPACITY  SERVICE   DEPRECIATION    CWIP   SERVICE   DEPRECIATION    CWIP
                             ---------  -----------  --------  --------  -------------  ------  --------  -------------  ------
Coal:
  Columbia Energy Center....    46.2    1975 & 1978    1,023   $159,650    $  78,573    $1,484  $159,818    $  76,602    $1,986
  Edgewater Unit 4..........    68.2       1969          330     50,206       25,394      181     49,631       24,160       83
  Edgewater Unit 5..........    75.0       1985          380    225,336       63,324       26    224,902       58,338       21
Nuclear:
  Kewaunee Nuclear Power
    Plant...................    41.0       1974          535    132,726       72,637      452    133,342       69,647      848
                                                               --------  -------------  ------  --------  -------------  ------
Total.......................                                   $567,918    $ 239,928    $2,143  $567,693    $ 228,747    $2,938
                                                               ========  ===========    ======  ========  ===========    ======

     Each of the respective joint-owners finances its portion of construction costs. WPL's share of operation and maintenance expenses is included in the Consolidated Statements of Income.

B.  CAPITAL EXPENDITURES:

     The Company's capital expenditures for 1995 are estimated to total $128.6 million. Substantial commitments have been incurred for such expenditures.

NOTE 3.  DEPRECIATION:

     The Company uses the straight-line method of depreciation. For utility plant, straight-line depreciation is computed on the average balance of depreciable property at individual straight-line PSCW approved rates that consider the estimated useful life and removal cost or salvage value as follows:

                                                         ELECTRIC     GAS     WATER     COMMON
                                                         --------     ---     -----     ------
        1994..........................................      3.2%      3.7%     2.5%       7.2%
        1993..........................................      3.2%      3.7%     2.5%       7.3%
        1992..........................................      3.2%      3.7%     2.6%       7.1%

NOTE 4.  NUCLEAR OPERATIONS:

     Depreciation expense related to the Kewaunee Nuclear Power Plant ("Kewaunee") includes a provision to accrue for the cost of decommissioning over the life of the plant, which totalled $13.4 million, $6.1 million and $3.9 million in 1994, 1993 and 1992, respectively. Wisconsin utilities with ownership of nuclear generating plants are required by the PSCW to establish and make annual contributions to external trust funds to provide for plant decommissioning. Additionally, in July 1994, the PSCW issued a generic order covering utilities that

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 4.  NUCLEAR OPERATIONS: (CONTINUED)
have nuclear generation. This order standardizes the escalation assumptions to be used in determining nuclear decommissioning liabilities.

     WPL's share of the decommissioning costs is estimated to be $159 million (in 1994 dollars, assuming the plant is operating through 2013) based on a 1992 study, using the immediate dismantlement method of decommissioning. The undiscounted amount of decommissioning costs estimated to be expended between the years 2014 and 2050 is $1.016 billion. After-tax earnings on the tax-qualified and non-tax-qualified decommissioning funds are assumed to be 6.1 percent and 5.1 percent, respectively. The future escalation rate is assumed to be 6.5 percent.

     Decommissioning costs and a charge to offset earnings on the external trusts are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1994, the total decommissioning costs included in the accumulated provision for depreciation were approximately $62.8 million.

     WPL has established external trusts to hold decommissioning funds, and the PSCW has approved WPL's funding plan which provides for annual contributions of current accruals over the remaining service lives of the nuclear plants. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation. Such earnings on the external trust funds, which have been offset by a charge to depreciation expense on the Statements of Consolidated Income, were $2.7, $1.1 and $1.2 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Under the Nuclear Waste Policy Act of 1982, the U.S. Department of Energy ("DOE") is responsible for the ultimate storage and disposal of spent nuclear fuel removed from nuclear reactors. Interim storage space for spent nuclear fuel is currently provided at the Kewaunee Nuclear Power Plant. Currently there is on-site storage capacity for spent fuel through the year 1999. Nuclear fuel, net, at December 31, consists of:

                                                                      1994        1993
                                                                    --------    --------
        Original cost of nuclear fuel............................   $155,190    $147,325
        Less -- Accumulated amortization.........................    135,794     129,325
                                                                    --------    --------
        Nuclear fuel, net........................................   $ 19,396    $ 18,000
                                                                    ========    ========

     The Price Anderson Act provides for the payment of funds for public liability claims arising from a nuclear incident. Accordingly, in the event of a nuclear incident, WPL, as a 41-percent owner of the Kewaunee Nuclear Power Plant, is subject to an overall assessment of approximately $32.5 million per incident for its ownership share of this reactor, not to exceed $4.1 million payable in any given year.

     Through its membership in Nuclear Electric Insurance Limited, WPL has obtained property damage and decontamination insurance totalling $1.5 billion for loss from damage at the Kewaunee Nuclear Power Plant. In addition, WPL maintains outage and replacement power insurance coverage totalling $101.4 million in the event an outage exceeds 21 weeks.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 5.  NET ACCOUNTS RECEIVABLE:

     WPL has a contract with a financial organization to sell, with limited recourse, certain accounts receivable and unbilled revenues. These receivables include customer receivables resulting from sales to other public utilities as well as from billings to the co-owners of the jointly-owned electric generating plants that WPL operates. The contract allows WPL to sell up to $150 million of receivables at any time. Expenses related to the sale of receivables are paid to the financial organization under this contract and include, along with various other fees, a monthly discount charge on the outstanding balance of receivables sold that approximated a 4.86 percent annual rate during 1994. These costs are recovered in retail utility rates as an operating expense. All billing and collection functions remain the responsibility of WPL. The contract expires August 19, 1995, unless extended by mutual agreement.

     As of December 31, 1994 and 1993, proceeds from the sale of accounts receivable totalled $76.5 million and $74 million, respectively. During 1994, WPL sold an average of $82.3 million of accounts receivable per month, compared with $75.9 million in 1993.

     As a result of its diversified customer base and WPL's sale of receivables, the Company does not have any significant concentrations of credit risk in the December 31, 1994, net accounts receivable balance.

NOTE 6.  REGULATORY ASSETS AND REGULATORY LIABILITIES:

     Certain costs and credits are deferred and amortized in accordance with authorized or expected rate-making treatment. As of December 31, 1994 and 1993, regulatory created assets include the following:

                                                                      1994        1993
                                                                    --------    --------
        Environmental remediation costs..........................   $ 82,179    $ 82,380
        Tax related (see Note 8).................................     43,736      47,787
        Jurisdictional plant differences.........................      7,173       6,533
        Decontamination and decommissioning costs of federal
          enrichment facilities..................................      7,100       6,181
        Other....................................................      4,288       5,924
                                                                    --------    --------
                                                                    $144,476    $148,805
                                                                    ========    ========

     As of December 31, 1994 and 1993, regulatory created liabilities included $6,738 and $6,618 respectively, for amounts due to customers related to the sale of air emissions credits.

NOTE 7.  EMPLOYEE BENEFIT PLANS:

A.  PENSION PLANS:

     WPL has non-contributory, defined benefit retirement plans covering substantially all employees. The benefits are based upon years of service and levels of compensation. WPL's funding policy is to contribute at least the statutory minimum to a trust.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 7.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
     The projected unit credit actuarial cost method was used to compute net pension costs and the accumulated and projected benefit obligations. The discount rate used in determining those benefit obligations was 8.25, 7.25 and
8.00 percent for 1994, 1993 and 1992, respectively. The long-term rate of return on assets used in determining those benefit obligations was 9.00, 9.75, and
10.00 percent for 1994, 1993 and 1992, respectively.

     The following table sets forth the funded status of the WPL plans and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1994 and 1993:

                                                                    1994         1993
                                                                  ---------    ---------
        Accumulated benefit obligation--
          Vested benefits......................................   $(134,829)   $(135,303)
          Non-vested benefits..................................      (3,295)      (2,962)
                                                                  ---------    ---------
                                                                  $(138,124)   $(138,265)
                                                                  ---------    ---------
        Projected benefit obligation...........................   $(154,283)   $(164,271)
        Plan assets at fair value, primarily common stocks and
          fixed income securities..............................     178,095      183,881
                                                                  ---------    ---------
        Plan assets in excess of projected benefit
          obligation...........................................   23,812...       19,610
        Unrecognized net transition asset......................     (19,376)     (21,823)
        Unrecognized prior service cost........................   5,679....        7,691
        Unrecognized net loss..................................      14,737       20,650
                                                                  ---------    ---------
        Pre-paid pension costs, included in deferred charges
          and other............................................   $  24,852    $  26,128
                                                                  =========    =========

     The net pension (benefit) recognized in the Consolidated Statements of Income for 1994, 1993 and 1992 included the following components:

                                                             1994        1993        1992
                                                           --------    --------    --------
        Service cost....................................   $  5,123    $  4,263    $  3,912
        Interest cost on projected benefit obligation...     12,051      11,614      10,615
        Actual return on assets.........................      1,016     (24,759)    (12,143)
        Amortization and deferral.......................    (17,795)      8,430      (5,317)
                                                           --------    --------    --------
        Net pension (benefit)...........................   $    395    $   (452)   $ (2,933)
                                                           ========    ========    ========

B.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE:

     Effective January 1, 1993, the Company prospectively adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 establishes standards of financial accounting and reporting for the Company's postretirement health care and life insurance benefits. SFAS No. 106 requires the accrual of the expected cost of such benefits during the employees' years of service based

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 7.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
on actuarial methodologies that closely parallel pension accounting requirements. WPL has elected delayed recognition of the transition obligation and is amortizing the discounted present value of the transition obligation to expense over 20 years. The cost of providing postretirement benefits, including the transition obligation, is being recovered in retail rates under current regulatory practices.

     The following table sets forth the plans' funded status:

                                                                      1994        1993
                                                                    --------    --------
        Accumulated postretirement benefit obligation--
          Retirees...............................................   $(29,273)   $(27,358)
          Fully eligible active plan participants................     (5,998)     (5,429)
          Other active plan participants.........................     (7,675)     (9,980)
                                                                    --------    --------
          Accumulated benefit obligation.........................    (42,946)    (42,767)
          Plan assets at fair value..............................      9,767       7,073
                                                                    --------    --------
          Accumulated benefit obligation in excess of plan
             assets..............................................   $(33,179)   $(35,694)
          Unrecognized transition obligation.....................     26,474      29,638
          Unrecognized loss......................................     (2,570)      2,025
                                                                    --------    --------
          Accrued postretirement benefits liability..............   $ (9,275)   $ (4,031)
                                                                    ========    ========

     For 1994 and 1993, the annual net postretirement benefits cost recognized in the Consolidated Statements of Income consist of the following components:

                                                                         1994      1993
                                                                        ------    ------
        Service cost.................................................   $1,739    $1,463
        Interest cost on projected benefit obligation................    3,135     3,151
        Actual return on plan assets.................................     (253)     (696)
        Amortization of transition obligation........................    1,527     1,560
        Amortization and deferral....................................     (381)      (27)
                                                                        ------    ------
        Net postretirement benefits cost.............................   $5,767    $5,451
                                                                        ======    ======

     The postretirement benefits cost components for 1994 were calculated assuming health-care cost trend rates ranging from 11.5 percent for 1994 and decreasing to 5 percent by the year 2002. The health-care cost trend rate considers estimates of health care inflation, changes in utilization or delivery, technological advances, and changes in the health status of the plan participants. Increasing the health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $2.5 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $.4 million.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 7.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
     The assumed discount rate used in determining the accumulated postretirement obligation was 8.25 and 7.25 percent in 1994 and 1993, respectively. The long-term rate of return on assets was 9.00 and 9.50 percent in 1994 and 1993, respectively. Plan assets are primarily invested in common stock, bonds and fixed income securities. The Company's funding policy is to contribute the tax-advantaged maximum to a trust.

     The costs for the postretirement health care and life insurance benefits, based on an actuarial determination were $1.3 million in 1992.

C.  OTHER POSTEMPLOYMENT BENEFITS:

     In November 1992, the Financial Accounting Standards Board issued No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 112, which was effective January 1, 1994, establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. The effect of adopting SFAS No. 112 was not material.

NOTE 8.  INCOME TAXES:

     The following table reconciles the statutory federal income tax rate to the effective income tax rate:

                                                                  1994      1993      1992
                                                                  ----      ----      ----
        Statutory federal income tax rate......................   35.0%     35.0%     34.0%
        State income taxes, net of federal benefit.............    5.6       6.1       6.0
        Investment tax credits restored........................   (1.7)     (2.0)     (2.4)
        Amortization of excess deferred taxes..................   (1.5)     (1.5)     (1.6)
        Other differences, net.................................    1.1      (1.9)     (2.0)
                                                                  ----      ----      ----
        Effective income tax rate..............................   38.5%     35.7%     34.0%
                                                                  ====      ====      ====

     In 1992, deferred taxes arising from utility plant timing differences, the qualified nuclear decommissioning trust contribution, employee benefits and other totalled $4,104, $709, $2,081, and ($755), respectively.

     The temporary differences that resulted in accumulated deferred income tax (assets) and liabilities as of December 31 are as follows:

                                                                      1994        1993
                                                                    --------    --------
        Accelerated depreciation and other plant related.........   $186,565    $171,993
        Excess deferred taxes....................................     21,215      22,744
        Unamortized investment tax credits.......................    (21,784)    (22,812)
        Allowance for equity funds used during construction......     14,384      13,518
        Regulatory liability.....................................     17,553      19,179
             Other...............................................      4,440       6,140
                                                                    --------    --------
                                                                    $222,373    $210,762
                                                                    ========    ========

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 8.  INCOME TAXES: (CONTINUED)
     Changes in WPL's deferred income taxes arising from the adoption of SFAS No. 109 represent amounts recoverable or refundable through future rates and have been recorded as net regulatory assets totalling approximately $26 million and $29 million in 1994 and 1993, respectively, on the Consolidated Balance Sheets. These net regulatory assets are being recovered in rates over the estimated remaining useful lives of the assets to which they pertain.

NOTE 9.  SHORT-TERM DEBT AND LINES OF CREDIT:

     The Company maintains bank lines of credit, most of which are at the bank prime rates, to obtain short-term borrowing flexibility, including pledging lines of credit as security for any commercial paper outstanding. Amounts available under these lines of credit totalled $70 million as of December 31, 1994. Information regarding short-term debt and lines of credit is as follows:

                                                        1994            1993            1992
                                                     -----------     -----------     -----------
As of end of year--
  Commercial paper outstanding....................     $50,500         $49,000         $26,000
  Notes payable outstanding.......................       $--           $10,000         $25,000
  Discount rates on commercial paper..............   5.64%-6.12%     3.24%-3.40%     3.15%-3.90%
  Interest rates on notes payable.................       --%            3.34%        3.46%-3.62%
For the year ended--
  Maximum month-end amount of short-term debt.....     $50,500         $59,000         $51,000
  Average amount of short-term debt (based on
     daily outstanding balances)..................     $25,374         $30,423         $22,160
  Average interest rate on short-term debt........      5.89%           3.29%           3.63%

NOTE 10.  CAPITALIZATION:

A.  COMMON SHAREOWNERS' INVESTMENT:

     A retail rate order effective January 1, 1995, requires WPL to maintain a utility common equity level of 51.93 percent of total utility capitalization during the test year January 1, 1995 to December 31, 1996. In addition, the PSCW ordered that it must approve the payment of dividends by WPL to WPLH that are in excess of the level forecasted in the rate order ($58.1 million), if such dividends would reduce WPL's average common equity ratio below 51.93 percent.

B.  PREFERRED STOCK:

     On October 27, 1993, WPL issued two new series of preferred stock through two separate public offerings. The 6.2 percent Series is non-redeemable for ten years and the 6.5 percent Series is non-redeemable for five years. The proceeds from the sale were used to retire 150,000 shares of 7.56 percent Series and 149,865 shares of 8.48 percent Series preferred stock.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 10.  CAPITALIZATION: (CONTINUED)
C.  LONG-TERM DEBT:

     Substantially all of WPL's utility plant is secured by its first mortgage bonds. Current maturities of long-term debt are as follows: $0 in 1995 and 1996, $55 million in 1997, $8.9 million in 1998 and $0 in 1999.

     The Company has $130 million of notional principal under interest rate swap contracts. The fair value of these contracts was not material as of December 31, 1994.

     The fair value of the Company's long-term debt based on quoted market prices for similar issues at December 31, 1994 and 1993 was $386,520 and $428,841, respectively.

NOTE 11.  COMMITMENTS AND CONTINGENCIES:

A.  COAL CONTRACT COMMITMENTS:

     To ensure an adequate supply of coal, WPL has entered into certain long-term coal contracts. These contracts include a demand or take-or-pay clause under which payments are required if contracted quantities are not purchased. Purchase obligations on these coal and related rail contracts total approximately $149 million through December 31, 2003. WPL's management believes it will meet minimum coal and rail purchase obligations under the contracts. Minimum purchase obligations on these contracts over the next five years are estimated to be $25 million in 1995 and $26 million in 1996, 1997, 1998 and 1999.

B.  PURCHASED POWER AND GAS:

     Under firm purchase power and gas contracts, WPL is obligated as follows (dollars in millions):

                                                    PURCHASED POWER              PURCHASED GAS
                                                  --------------------    ---------------------------
                                                   PURCHASE                PURCHASE      DECATHERMS
                                                  OBLIGATION     MW'S     OBLIGATION    (IN MILLIONS)
                                                  ----------    ------    ----------    -------------
        1995...................................     $  8.3       1,920       $ 67             89
        1996...................................        8.1       1,830         67             90
        1997...................................       10.9       1,944         55             78
        1998...................................       15.6       2,505         45             66
        1999...................................       18.8       2,910         41             53
        Thereafter.............................      106.5      12,720         77            101
                                                  ----------    ------    ----------         ---
                                                    $168.2      23,829       $352            477
                                                  ========      ======    ========      =========

C.  MANUFACTURED GAS PLANT SITES:

     Historically, WPL has owned 11 properties that have been associated with the production of manufactured gas. Currently, WPL owns five of these sites, three are owned by municipalities, and the remaining three are owned by private companies. In 1989, WPL initiated investigation of these manufactured gas plant sites.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 11.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
The Wisconsin Department of Natural Resources ("DNR") has been involved in reviewing investigation plans and has received ongoing reports regarding these investigations.

     In 1992, and into the beginning of 1993, WPL continued its investigations and studies. WPL confirmed that there was no contamination at two of the sites. WPL received a close-out letter from the DNR related to one of those sites and requested a close-out letter for the other site. Additionally, the investigation of historical records at a third site indicated a minimal likelihood of any significant environmental impacts. In February 1993, WPL completed cost estimates for the environmental remediation of the eight remaining sites. The results of this analysis indicate that during the next 35 years, WPL will expend approximately $81 million for feasibility studies, data collection, soil remediation activities, groundwater research and groundwater remediation activities, including construction of slurry containment walls and the installation of groundwater pump and treatment facilities. This estimate was based on various assumptions, and is subject to continuous review and revision by management.

     The cost estimate set forth above assumes 4 percent average inflation over a 35 year period. The cost estimate also contemplates that primarily groundwater pump and treatment activities will take place after 1998 through and including 2027. During this time, WPL estimates that it will incur average annual costs of $2.0 million to complete the planned groundwater remediation activities.

     With respect to rate recovery of these costs, the PSCW has approved a five-year amortization of the unamortized balance of environmental costs expended to date.

     In addition, WPL is pursuing insurance recovery for the costs of remediating these sites and is investigating to determine whether there are other parties who may be responsible for some of the clean-up costs.

     Through 1994, management has continued its oversight of the issues related to the above manufactured gas plant sites without significant revision to the above estimates and assumptions.

     Based on the present regulatory record at the PSCW, management believes that future costs of remediating these manufactured gas plant sites will be recovered in rates.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 12.  SEGMENT INFORMATION:

     The following table sets forth certain information relating to the Company's consolidated operations:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1994          1993          1992
                                                            ----------    ----------    ----------
Operation information:
  Customer revenues--
     Electric............................................   $  531,747    $  503,187    $  477,735
     Gas.................................................      137,575       137,270       119,362
     Water...............................................        4,133         3,927         3,722
                                                            ----------    ----------    ----------
       Total operating revenues..........................   $  673,455    $  644,384    $  600,819
                                                             =========     =========     =========
  Operating income (loss)--
     Electric............................................   $  121,136    $  118,785    $  109,459
     Gas.................................................       13,334        10,431         8,724
     Water...............................................        1,134           990           998
  Income taxes, current and deferred.....................      (44,726)      (35,667)      (30,541)
  Other income and (deductions), net.....................       10,735           789         2,650
  Interest expense, net..................................      (30,119)      (31,223)      (32,071)
  Preferred dividends....................................       (3,310)       (3,928)       (3,811)
                                                            ----------    ----------    ----------
       Net income........................................   $   68,184    $   60,177    $   55,408
                                                             =========     =========     =========
Investment information:
  Identifiable assets, including allocated common plant
     at December 31--
     Electric............................................   $1,176,670    $1,170,010    $1,064,418
     Gas.................................................      234,815       228,257       210,965
     Water...............................................       18,791        17,703        14,464
  Assets not allocated...................................      154,848       134,687       123,803
                                                            ----------    ----------    ----------
       Total assets......................................   $1,585,124    $1,550,657    $1,413,650
                                                             =========     =========     =========
Other information:
  Construction and nuclear fuel expenditures--
     Electric............................................   $  103,420    $  139,805    $  113,252
     Gas.................................................       20,319        18,876        13,974
     Water...............................................        2,149         1,908         1,538
                                                            ----------    ----------    ----------
       Total construction and nuclear fuel
          expenditures...................................   $  125,888    $  160,589    $  128,764
                                                             =========     =========     =========
  Provision for depreciation and amortization--
     Electric............................................   $   64,695    $   53,398    $   49,554
     Gas.................................................        8,082         7,329         6,578
     Water...............................................          417           470           284
                                                            ----------    ----------    ----------
       Total provision for depreciation..................   $   73,194    $   61,197    $   56,416
                                                             =========     =========     =========

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 13.  CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED):

     Seasonal factors significantly affect WPL and, therefore, the data presented below should not be expected to be comparable between quarters nor necessarily indicative of the results to be expected for an annual period.

     The amounts below were not audited by independent public accountants, but reflect all adjustments necessary, in the opinion of the Company, for a fair presentation of the data.

                                                         OPERATING    OPERATING
                         QUARTER ENDED                   REVENUES      INCOME      NET INCOME
         ---------------------------------------------   ---------    ---------    ----------
                                                                    (IN THOUSANDS)
         1994:
           March 31...................................   $ 201,309     $31,684      $ 26,633
           June 30....................................     148,425      15,838        11,231
           September 30...............................     156,483      24,470        16,927
           December 31................................     169,803      22,395        13,393
         1993:
           March 31...................................   $ 182,023     $26,405      $ 17,740
           June 30....................................     141,049      16,936         8,237
           September 30...............................     144,440      21,045        13,096
           December 31................................     177,986      31,091        21,104

                             SHAREOWNER INFORMATION

MARKET INFORMATION

     The 4.50% series of preferred stock is listed under the American Stock Exchange, with the trading symbol Wis Pr. All other series of perferred stock are traded on the over-the-counter market. Seventy-two percent of the Company's preferred individual shareowners are Wisconsin residents.

DIVIDEND INFORMATION

     Preferred stock dividends paid per share for each quarter during 1994 were as follows:

        SERIES                 DIVIDEND                     SERIES                     DIVIDEND
        ---                    --------                     ------                     --------
        4.40%                   $1.10                        4.96%                     $ 1.24
        4.50%                   $1.125                       6.20%                     $ 1.55
        4.76%                   $1.19                        6.50%                     $ 0.4025
        4.80%                   $1.20

     As authorized by the Wisconsin Power and Light Company Board of Directors, dividend record and payment dates normally are as follows:

                                 RECORD DATE             PAYMENT DATE
                        ------------------------------   ------------
                        February 28                      March 15
                        May 31                           June 15
                        August 31                        September 15
                        November 30                      December 15

STOCK TRANSFER AGENT AND REGISTRAR

     WPL Holdings, Inc.
     Shareowner Services
     P. O. Box 2568
     Madison, WI 53701-2568

FORM 10-K INFORMATION

     A Copy of Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon request. Requests may be directed to Shareowner Services.

EXECUTIVE OFFICERS OF THE COMPANY

     ERROLL B. DAVIS, JR, 50, was elected President and Chief Executive Officer, effective August 1, 1988 and has been a board member since April 1984. He had been Executive Vice President since May 1984, Vice President--Finance and Public Affairs since November 1982 and Vice President--Finance since August 1978. Mr. Davis was elected President of WPL Holdings, Inc. on January 17, 1990 and Chief Executive Officer of WPL Holdings, Inc. effective July 1, 1990. He has served as a director of WPL Holdings, Inc. since March 1988.

     A.J. (NINO) AMATO, 43, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President--Marketing and Strategic Planning since December 1992, Vice president--Marketing and Communications since January 1989 and Director of Electric Marketing and Customer Service since October 1988. He had been President of Forward Wisconsin, Inc. from 1987 to 1988.

     NORMAN E. BOYS, 50, was elected Vice President of Power Production effective January 1, 1989. He previously served as the Director of Power Production since October 1987 and Generating Station Manager at the Edgewater Generating Station since August 1984.

     DANIEL A. DOYLE, 36, was appointed Vice President--Finance, Controller and Treasurer effective December 25, 1994. He previously served as Controller and Treasurer of WPL since October 3, 1993. Prior to joining the Company, he was Controller of Central Vermont Public Service Corporation since December 1988.

     DAVID E. ELLESTAD, 54, was appointed Vice President-Electrical Engineering and Operations on August 1, 1992. He previously served as Vice President-Engineering and Operations since 1988; Vice President of Electrical Engineering and Procurement since January 1, 1986; Director of Electrical Engineering & Procurement since May 1985 and Director of Electrical Engineering since November 1979.

     EDWARD M. GLEASON, 54, was elected Corporate Secretary effective December 15, 1993. He previously served as Vice-President Finance and Treasurer since May 1986, Controller and Treasurer since October 1985 and Treasurer since May 1983. Mr. Gleason is also Vice President, Treasurer and Corporate Secretary of WPL Holdings, Inc. since October 1993.

     THOMAS J. HANDZIAK, 31, was elected Assistant Controller on September 20, 1993. Prior to joining the Company, he was employed by Arthur Andersen & Co. as an Audit Staff Assistant, Audit Senior and Audit Manager with primary responsibilities of auditing and providing financial consulting services to large publicly held corporations.

     THOMAS L. HANSON, 41, was elected Assistant Treasurer on May 17, 1989. He had been Financial Relations Supervisor in the Treasury Department since October 1987.

     WILLIAM D. HARVEY, 45, was appointed Senior Vice President effective October 3, 1992, Vice President-General Counsel since October 1, 1990 and Vice President-Associate General Counsel since July 1986. Prior to joining the Company, he was a member of the law firm of Wheeler, Van Sickle, Anderson, Norman and Harvey.

     STEVEN F. PRICE, 42, was appointed Assistant Corporate Secretary on April 15, 1992. He had been Cash Management Supervisor since December 1987. He was also appointed Assistant Corporate Secretary and Assistant Treasurer of WPL Holdings, Inc. on April 15, 1992.

     ELIOT G. PROTSCH, 41, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President-Customer Services and Sales since August 1992, Vice President and General Manager-Energy Services since January 1989 and District Manager, Dane County, since October 1986.

     JOSEPH SHEFCHEK, 38, was elected Assistant Vice President of Environmental Affairs and Research effective December 25, 1994. He previously served as Director of Environmental Affairs and Research since June 1991. Before joining the Company, he held various environmental engineering positions in private industry and government.

     BARBARA SWAN, 43, was elected Vice President-General Counsel effective December 25, 1994. She previously served as General Counsel since 1993 and Associate General Counsel from 1987 to 1993.

     PAMELA J. WEGNER, 47, was elected Vice President-Information Services and Administration on October 13, 1994. Prior to joining the Company, she was the Administrator of the Division of Finance and Program Management in the Wisconsin Department of Administration since 1987. She served as Administrator of the Division of Administrative Services in the Wisconsin Department of Revenue from 1983 to 1987.

     KIM K. ZUHLKE, 41, was elected Vice President--Customer Services and Sales effective October 3, 1993. He previously served as Director of Marketing and Sales Services since 1991, Director of Market Research, Planning and Development since February 1990, Director of Customer Services since 1988 and District Manager at Beaver Dam since April 1984.

     NOTE: All ages are as of December 31, 1994. None of the executive officers listed above is related to any director of the Board or nominee for director of the Company.

     Executive officers of the Company have no definite terms of office and serve at the pleasure of the Board of Directors.

                    [Map showing the location of meeting.]

       TAKE THE RIMROCK ROAD EXIT #262 OR THE JOHN NOLEN DR. EXIT #263
                        OFF AND ON HIGHWAY 12 AND 18.